EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
ORMAT NEVADA INC.,
OGP HOLDING CORP.
and
U.S. GEOTHERMAL INC.
dated as of
January 24, 2018

Exhibit A – Form of Voting Agreement

Exhibit B – Certificate of Incorporation of the Surviving Corporation

Exhibit C – Form of Option Holder Acknowledgement, with spousal consents

AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2018 (this “Agreement”), is by and among Ormat Nevada Inc., a Delaware corporation (“Parent”), OGP Holding Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and U.S. Geothermal Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein individually as a “party” and collectively as the “parties”. Certain capitalized terms used in this Agreement are used as defined in Section 8.01.

RECITALS

            WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

            WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Shares”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

            WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions”); and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”); in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

            WHEREAS, the Board of Directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger; in each case, in accordance with the DGCL;

            WHEREAS, the Board of Directors of Parent, as the sole stockholder of Merger Sub, has unanimously approved and adopted this Agreement in accordance with the DGCL;

            WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger;

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each Person listed in Section 1.01 of the Company Disclosure Schedule is entering into a Voting Agreement in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) pursuant to which those shareholders, among other things, will agree to vote all securities in the Company beneficially owned by them in favor of the approval of this Agreement, the Merger and each other Transaction; and

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

            Section 1.01        The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

            Section 1.02        Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 am, Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, NY 10019, unless another place is agreed to in writing by the parties hereto, or by electronic exchange and release of documents, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

            Section 1.03        Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

            Section 1.04        Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

            Section 1.05        Certificate of Incorporation; Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law (and subject to Section 5.08) .

            Section 1.06        Directors and Officers.

            (a)        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, as of and immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

            (b)        The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, as of and immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

            Section 2.01        Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

            (a)        Cancellation of Certain Company Shares; Treatment of Stock Held by Company Subsidiaries. Each Company Share that is owned by Parent, Merger Sub, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Any Company Shares owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall be cancelled.

            (b)        Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 2.01(a); and (ii) Dissenting Shares) will be automatically converted into the right to receive an amount in cash equal to the Offer Price (as defined herein), without interest (the “Merger Consideration”).

            (c)        Cancellation of Shares. At the Effective Time, all Company Shares will no longer be outstanding and all Company Shares will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any Company Shares (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented Company Shares (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof (or in the case of any Dissenting Shares, as otherwise provided in Section 2.03) .

            (d)        Conversion of Merger Sub Capital Stock. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

            Section 2.02        Surrender and Payment.

            (a)        Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) Book-Entry Shares. In connection therewith, the parties shall enter into an agreement with the Paying Agent in a form reasonably acceptable to Parent and the Company. On or before the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Company Shares represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Shares for the Merger Consideration. Promptly after the Effective Time (but in any event not later than three Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each record holder of Company Shares at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.06) or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange (the “Letter of Transmittal”).

            (b)        Procedures for Surrender; No Interest. Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Shares represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate (or an affidavit of loss in lieu thereof pursuant to Section 2.06), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate (or an affidavit of loss in lieu thereof pursuant to Section 2.06) or transfer of any Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

            (c)        Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

            (d)        Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

            (e)        Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

            (f)        Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Company Shares nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.

            (g)        Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

            Section 2.03        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, Company Shares issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

            Section 2.04        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

            Section 2.05        Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws and to require the delivery of necessary Tax forms and any other required information. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding. Notwithstanding the foregoing, the Parties agree that no amounts shall be withheld from the consideration payable to any Person pursuant to this Agreement under Section 1445 of the Code.

            Section 2.06        Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated under this ARTICLE II.

            Section 2.07        Treatment of Stock Options.

            (a)        At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and amending the Company Stock Plan) to:

            (i)        terminate the Company Stock Plan;

            (ii)       provide that each outstanding option to purchase Company Shares granted under the Company Stock Plan (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option) as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and exercisable immediately prior to and contingent on the Closing; and

            (iii)      cancel, as of the Effective Time, each Option that is outstanding and unexercised (without regard to the exercise price of such Option), as of immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.07(b) .

            (b)        Each holder of an Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be entitled to receive as soon as reasonably practicable after the Effective Time, a cash amount equal to the Designated Consideration for each Company Share then subject to the Option (less all applicable Tax deductions and withholdings required by Law to be withheld in respect of such payment and without interest). Holders of Options listed on Section 2.07(b) of the Company Disclosure Schedule are required to execute and deliver an Option Holder Acknowledgement prior to and as a pre-condition to receiving the Designated Consideration. For purposes of this Agreement, “Designated Consideration” means, with respect to any Company Share issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per Company Share over (ii) the exercise price payable in respect of such Company Share issuable under such Option.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing (or, if a specific date is indicated in any such statement, as of such specified date), except as set forth (a) in such statement or in the corresponding Section of the definitive disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) or, to the extent that the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on the face of such disclosure, in other Sections of the Company Disclosure Schedule, or (b) in any Company SEC Document or other forms, documents, statements, schedules and reports filed or furnished by the Company with or to the SEC (and that are publicly available) on or after October 1, 2015 and prior to the date hereof (collectively, the “Filed SEC Documents”), other than (i) the exhibits and schedules to the Filed SEC Documents or (ii) disclosures in such Filed SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof (it being acknowledged and agreed that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.10, Section 3.14 and Section 3.21) . No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

            Section 3.01        Organization, Standing and Corporate Power.

            (a)        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (b)        Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has all requisite corporate, limited liability company or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

            Section 3.02        Capitalization.

            (a)        The authorized capital stock of the Company consists of 250,000,000 Company Shares and no other classes of stock. At the close of business on December 31, 2017 (the “Capitalization Date”), (i) 19,449,984 Company Shares were issued and outstanding (with no restricted Company Shares outstanding under the Company Stock Plan), (ii) no Company Shares were held by the Company in its treasury, and (iii) 2,082,763 Company Shares were reserved for issuance pursuant to outstanding Options under the Company Stock Plan.

            (b)        Section 3.02(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of all holders of Options under the Company Stock Plan, the date of grant, the number of Company Shares subject to such Option and the price per share at which such Option may be exercised. Each Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share as of the market close on the day prior to the date of such grant, (iii) has a grant date identical to the date on which the Company Board or a committee thereof actually awarded such Option, except for any adjustment pursuant to a share consolidation and (iv) has not been repriced through amendment, cancellation and reissuance or any other means, other than by way of any duly and validly authorized and approved share consolidation, stock split or reverse stock split. All Company Shares subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

            (c)        Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of the Company and (ii) no other outstanding Equity Securities issued by the Company (the items in clauses (i) and (ii) being referred to collectively as “Company Securities”). There are no outstanding Contracts, commitments or other arrangements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such Contracts, commitments or other arrangements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Securities. None of the Company or any Subsidiary of the Company is a party to or bound by any stockholders’ agreement, voting trust agreement, registration rights agreement, proxy or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the registration, disposition, voting or dividends with respect to any Company Securities. All outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. From the Capitalization Date to the execution of this Agreement, neither the Company nor any of its Subsidiaries has (A) issued any Equity Securities, other than pursuant to the Options referred to above that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any of its Equity Securities.

            (d)        Section 3.02(d) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding Equity Securities of each Subsidiary and the registered and beneficial owner(s) thereof. Except as set forth in Section 3.02(d) of the Company Disclosure Schedule, all of the outstanding Equity Securities of each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for such transfer restrictions of general applicability as may be provided under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Except as set forth in Section 3.02(d) of the Company Disclosure Schedule, each outstanding Equity Security of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Security of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to any Equity Security of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary thereof owns, directly or indirectly, any Equity Security in any Person other than the Subsidiaries of the Company. Except as set forth in Section 3.02(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any Equity Security of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

            (e)        As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness identified in Section 3.02(e) of the Company Disclosure Schedule.

            (f)        Since the Capitalization Date, neither the Company nor any of its Subsidiaries has issued, granted, awarded, authorized, redeemed, repurchased or reserved for issuance any Equity Securities of the Company or any of its Subsidiaries, except for any issuance of Company Shares pursuant to the Options referred to in Section 3.02(a)(iii) .

            Section 3.03        Authority; Non-contravention; Voting Requirements.

            (a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject to adoption of this Agreement by the stockholders of the Company. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, subject only, in the case of consummation of the Transactions, to the receipt of stockholder approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

            (b)        The Company Board has, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) declaring advisable entry into this Agreement and the Transactions, including the Merger, (iii) approving the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iv) resolving, subject to Section 5.04, to make the Company Board Recommendation, and (v) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders. As of immediately prior to the execution of this Agreement, such resolutions have not been rescinded, modified or withdrawn.

            (c)        The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions and the performance of or compliance by the Company with any of the terms or provisions hereof will not (i) conflict with or violate any provision of the Company Charter Documents or of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04, and adoption of this Agreement by the stockholders of the Company, are obtained and the filings referred to in Section 3.04 are made, (A) violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries, (B) result in a violation or breach of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, payment, acceleration or revocation (“Default”) under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except as set forth in Section 3.03(c) of the Company Disclosure Schedule or (C) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, other than any such event described in items (B) or (C) of clause (ii) which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d)        Assuming the accuracy of the representations and warranties set forth in Section 4.09, the affirmative vote of the holders of a majority of the outstanding Company Shares (the “Requisite Company Vote”) is the only vote or approval of the holders of any Equity Security of the Company necessary to adopt this Agreement and approve and consummate the Transactions under applicable Law and the Company Charter Documents.

            Section 3.04        Governmental Approvals. Except for (i) any filings required under, and in compliance with applicable requirements of the Exchange Act and the rules of the NYSE American, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, (iv) filings with, and the consent of, FERC under Section 203 of the FPA and (v) the approvals set forth in Section 3.04 of the Company Disclosure Schedule (the “Company Approvals”), no consent, approval, authorization, order, license, permit or waiver (each a “Consent”) of, or filing, declaration, registration or notice (each, a “Filing”) with or to, any Governmental Authority or any stock market or stock exchange on which Company Shares are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except where the failure to obtain any Consent or make any Filing is immaterial to the Company and its Subsidiaries (which, for the avoidance of doubt, shall not include any Consents or Filings pursuant to the foregoing subparts (i) through (v)).

            Section 3.05        Company SEC Documents; Reporting Issuer; Undisclosed Liabilities.

            (a)        Since October 1, 2015, the Company has filed with or furnished to the United States Securities and Exchange Commission (the “SEC”), on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material written correspondence between the SEC and the Company since October 1, 2015 that is not available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is required to file any forms or reports under Section 13(a) or 15(d) under the Exchange Act.

            (b)        The Company is a “reporting issuer” (or its equivalent) under applicable Canadian securities Laws of each of the Provinces of British Columbia, Alberta and Ontario. The Company is not currently in default in any material respect of any requirement of such Canadian securities Laws and the Company is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of such Provinces and has not filed any confidential material change reports which continue to be confidential. No suspension of trading in or cease trading order with respect to the Company’s Equity Securities is pending or, to the Knowledge of the Company, threatened. Since December 31, 2016, the Company has not received any correspondence or notice from a securities commission or similar regulatory authority concerning a review of any of the Company’s continuous disclosure documents in respect of which any matters remain outstanding, except as disclosed in Section 3.05(b) of the Company Disclosure Schedule.

            (c)        The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto to the extent permitted by Regulation S-X) and (iv) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that will not be material). The books and records of the Company and its Subsidiaries relevant to the preparation of financial statements of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Since October 1, 2015, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

            (d)        Neither the Company nor any of its Subsidiaries has any Liabilities except for Liabilities: (i) disclosed in the balance sheet of the Company and its Subsidiaries as of September 30, 2017 (the “Balance Sheet Date”) or in the notes thereto included in the Filed SEC Documents (the “Company Balance Sheet”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) incurred pursuant to this Agreement or in connection with the Transactions, (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet arrangement or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the purpose, result or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or any material Liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements included therein).

            (e)        (i) Since October 1, 2015, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE American.

                   (ii)        The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rule 13a-15 and Rule 15d-15 of the Exchange Act.

                   (iii)        The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information relating to the Company, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and for the Company’s principal executive officer and principal financial officer to make the certifications required to be made pursuant to Section 302 and 906 of the Sarbanes-Oxley Act.

                   (iv)        The Company maintains (in accordance with Rule 13a-15(f) of the Exchange Act) a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and presented in any applicable Company SEC Document its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such Company SEC Document based on such evaluation. Since December 31, 2012, none of the Company, the Company Board or audit committee nor, to the Knowledge of the Company, the Company's auditors have been advised of, and the Company's principal executive officer and its principal financial officer have not disclosed, based on their evaluation of the Company's internal controls referred to above, to the Company's auditors or the Company Board or audit committee (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

                   (v)        No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. To the Company’s Knowledge, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

                   (vi)        Neither the Company nor any of its Subsidiaries has outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

                   (vii)        Since October 1, 2015, (A) there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s management or the Company Board, (B) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful account or auditing matters with respect to the Company or any of its Subsidiaries and (C) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective Representatives to the Company’s management or the Company Board pursuant to SEC rules adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

            (f)        None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

            Section 3.06        Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice, (b) there has not been any effect, change, event, state of fact, development, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Section 5.01(b)(i)(B), (C) or (D), (iii), (v), (viii), (x), (xi), (xii), (xiv)(A) or (B), (xv), (xvi), (xix) or (xx) (but only as it relates to any of the foregoing clauses of Section 5.01(b)) .

            Section 3.07        Legal Proceedings. Except as disclosed in Section 3.07 of the Company Disclosure Schedule, as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, material Legal Action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, determination, decision, condition, verdict, sentence, award, decree, writ, stipulation, arbitration award or other legal requirement, restraint or prohibition (each, an “Order”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any suit, action or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no material Orders outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

            Section 3.08        Compliance With Laws; Permits; Regulations.

            (a)        The Company and its Subsidiaries are and, since October 1, 2015 have been, in compliance with all, and have not breached or violated any, Laws or Order applicable to the Company or any of its Subsidiaries, except where the failure to comply with such Laws or Orders has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication regarding any actual or alleged violation of, or failure to comply with, any such Law or Order.

            (b)        The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as such businesses are being operated as of the date hereof, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Permits are valid and in full force and effect. The Company and its Subsidiaries are, and since October 1, 2015 have been, in compliance with the terms of all such Permits, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, revocation, limitation or other change of any such Permit is pending or threatened by the applicable Governmental Authority or other issuing Person except as disclosed in Section 3.08(b) of the Company Disclosure Schedule. The Company has made available to Parent true, correct and complete copies of all such Permits currently held by the Company or any of its Subsidiaries.

            (c)        None of the Company, its Subsidiaries or, to the Knowledge of the Company, their respective Representatives or any other Person acting on behalf of the Company or its Subsidiaries has at any time (i) directly or indirectly through its Representatives or any other Person, given, loaned, paid, promised, offered or authorized the payment of anything of value to any Government Official for the purpose of (A) influencing any official act or decision, (B) inducing a Government Official to use his or her position to influence any official act or decision or (C) otherwise persuading a Government Official to take an action (or fail to take an action) in order to help the Company or its Subsidiaries, or any other Person, obtain or keep business, or to secure some other improper advantage, (ii) used any Company funds or assets to make any bribe or other unlawful contribution, gift, expense or payment to any Government Official or (iii) otherwise violated or engaged in any activity that would violate in any material respect, any Anti-Corruption Laws.

            (d)        The Company and its Subsidiaries have at all times (i) made and kept books, records and accounts that accurately and fairly reflect the character and amount of all transactions and the distribution of the Company’s and its Subsidiaries’ assets, (ii) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case, in accordance with the Anti-Corruption Laws and (iii) maintained effective controls and procedures and an internal controls system that is sufficient to provide reasonable assurances that violations of the Anti-Corruption Laws would be prevented, detected and deterred.

            (e)        During the past five (5) years, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other Person acting on behalf of the Company or its Subsidiaries (i) has been or is currently the subject of any Legal Action regarding any alleged violation of any Anti-Corruption Laws, (ii) has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged violation of any Anti-Corruption Laws or with respect to any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Laws, (iii) has received any written notice, request or citation for any actual or potential noncompliance with any Anti-Corruption Laws or (iv) is aware of any threatened Legal Action or any circumstances likely to give rise to a Legal Action regarding any alleged violation of any Anti-Corruption Laws.

            (f)        Except as set forth in Section 3.08(f) of the Company Disclosure Schedule, no transfers, replacements or notifications are required by any Governmental Authority for, or in connection with, any Permit, Water Right, bond or other financial surety to remain valid and in full force and effect.

            (g)        Compliance with Anti-Terrorism Laws.

                   (i)        To the extent applicable, the Company and its Subsidiaries are in compliance with (A) each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) the USA PATRIOT Act.

                   (ii)        None of the Company or its Subsidiaries, and, to the Knowledge of the Company, no Representative of the Company or any of its Subsidiaries, (A) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or (B) is designated a “Blocked Person” by OFAC.

            Section 3.09        Affiliate Transactions. Since October 1, 2015, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act in the Company’s Form 10-K or a proxy statement relating to the Company’s annual meeting of shareholders.

            Section 3.10        Tax Matters.

            (a)        All income and all other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account valid extensions of time within which to file) and all such Tax Returns (taking into account any filed amendments thereto) are true, correct and complete in all material respects.

            (b)        The Company and each of its Subsidiaries have timely paid all Taxes that are due and payable (whether or not shown to be payable on the Tax Returns described in Section 3.10(a)) and all Taxes and Tax Liabilities of the Company and its Subsidiaries that have accrued under GAAP as of the Balance Sheet Date but that are not yet due and payable are accrued on the Company Balance Sheet in accordance with GAAP. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from any transactions outside of the ordinary course of business.

            (c)        As of the date of this Agreement, there are no pending audits, examinations, investigations or other Legal Actions in respect of income Taxes for which the Company has received a written notice from a Governmental Authority or, to the Knowledge of the Company, in respect of a material amount of any other Taxes, in each case with respect to either the Company or any of its Subsidiaries.

            (d)        No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is or may be required to file a Tax Return or is subject to Tax in such jurisdiction.

            (e)        Other than the Permitted Liens, there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

            (f)        None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

            (g)        For tax years of the Company or any of its Subsidiaries that remain open either by operation of Law or by agreement with a relevant taxing authority, to the Knowledge of the Company, all material amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and all such withheld amounts have been timely paid over to the appropriate Governmental Authority in accordance with applicable Law.

            (h)        Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) has any actual or potential liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor, or (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement relating to Taxes (other than (1) such an agreement or arrangement the parties to which consist exclusively of the Company and its Subsidiaries and (2) customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

            (i)        Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011 -4(b).

            (j)        As of January 16, 2018, the Company Shares are regularly quoted on an established securities market located in the United States by two or more brokers or dealers making a market in such interests as described in Treasury Regulation Section 1.897 -9T(d)(2).

            (k)        Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period or portion thereof beginning after the Closing Date as a result of any (i) intercompany transaction entered into prior to the Closing Date outside the ordinary course of business, (ii) installment sale or open transaction disposition made at or prior to the Closing Date outside the ordinary course of business, (iii) prepaid amount received at or prior to the Closing Date outside the ordinary course of business or (iv) change in accounting method made prior to the Closing Date that would be applicable to any period or portion thereof beginning after the Closing Date.

            (l)        Except as set forth in Section 3.10(l) of the Company Disclosure Schedule and before giving effect to the Merger, there currently are no limitations on the utilization of the net operating losses, capital losses, Tax credits or similar items of the Company and its Subsidiaries under Section 382 or Section 383 of the Code.

            Section 3.11        Employee Benefits.

            (a)        Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of each Company Plan. The Company has made available to Parent true, correct and complete copies of (i) each Company Plan document, including any amendments thereto and in the case of unwritten Company Plans, written descriptions thereof, (ii) the three most recent annual reports (Form 5500 series or local law equivalent) required to be filed with the IRS with respect to each Company Plan (if any such report was required) and the three most recent actuarial valuations or similar reports with respect to each Company Plan for which such report is available, (iii) the most recent IRS determination or opinion letter received with respect to each Company Plan, (iv) the most recent summary plan description for each Company Plan for which such summary plan description is required, (v) each trust agreement, insurance or group annuity contract or other funding vehicle relating to any Company Plan, (vi) each employee handbook or other similar employee communication, (vii) annual compliance test reports for the three most recent plan years with respect to each Company Plan for which such annual compliance tests are required and (viii) any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Company in connection with the Transactions (together with the underlying documentation on which such calculation is based).

            (b)        Each Company Plan has been, in all respects, administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS for the most recent remedial amendment cycle or is entitled to rely upon a favorable opinion issued by the IRS for such cycle, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto. No Company Plan is, or within the last six (6) years has been the subject of any Legal Action and, to the Knowledge of the Company, no Legal Action is threatened or anticipated with respect to such plan. The Company has satisfied all material reporting and disclosure requirements under the Code and ERISA and all other Laws that are applicable to the Company Plans. The Company has not terminated any Company Plan or taken any action with respect thereto that would result in a Lien on any of the assets or properties of the Company.

            (c)        Neither the Company nor any ERISA Affiliate maintains, contributes to, participates in or has an obligation to contribute to or any Liability in respect of (i) a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or (ii) a pension plan that is subject to Title IV of ERISA or Section 412 of the Code (a “Pension Plan”) nor has the Company or any ERISA Affiliate maintained, contributed to, participated in or had any obligation to contribute to or any Liability in respect of such plan within the six year period immediately preceding the date hereof. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any party-in-interest or interested party in respect of any Company Plan, has committed any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan that has subjected or is reasonably expected to subject the Company to a tax or penalty pursuant to Section 502 of ERISA or Section 4975 of the Code or any other liability with respect thereto. Each Company Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

            (d)        Except as required under Section 601 et seq. of ERISA (or a similar state law), no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

            (e)        Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, the signing of this Agreement or the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or that were or would not be deductible under Code Sections 162(m) or that would be required to be included by any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries in gross income under Code Section 409A(a)(1)(A) as a result of a violation of Code Section 409A. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Sections 280G or 409A of the Code. Without limiting the foregoing, Schedule 3.11(e) sets forth a true, correct and complete list of any amount and type of any payment, acceleration, increase, vesting, liability or funding referred to in the immediately preceding sentence with respect to such current or former employee, director, officer or independent contractor, including without limitation the amount of any “excess parachute payment” and loss of deduction to the Company and the calculations supporting such amounts.

            (f)        The Company has properly classified for all purposes (including, without limitation, for all Tax, insurance, workers compensation and benefit plan eligibility purposes) all employees, leased employees, consultants, partners and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons.

            (g)        No Company Plan is maintained or sponsored primarily for the benefit of current or former employees or service providers located outside of the United States or is subject to the Laws of a jurisdiction other than the United States, and the Company does not have any obligation to provide for statutorily mandated benefits in a jurisdiction outside of the United States.

            (h)        Each arrangement that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A has been in operational and documentary compliance with or is otherwise exempt from Code Section 409A since the applicable deadline for such compliance with or exemption from Code Section 409A.

            Section 3.12        Labor and Employment Matters.

            (a)        Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining Contract or other agreement with a labor union, works council or other employee representative body; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor union, works council or other employee representative body to organize any employees of the Company or any of its Subsidiaries, there is no demand for recognition as the exclusive bargaining representative of any employees that has been made by or on behalf of any labor union, works council or other employee representative body, and there have been no such activities, proceedings or demands since October 1, 2014 (iii) no employee of the Company or any of its Subsidiaries is represented by any labor union, works council or other employee representative body with respect to his or her employment with the Company or any of its Subsidiaries; (iv) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened strike, picketing, lockout, slowdown, work stoppage or similar activity, and there have been no such activities since October 1, 2014; (v) as of the date hereof, there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations authority; (vi) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened Legal Action by or before any Governmental Authority with respect to any current or former employees, applicants or independent contractors of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries are in material compliance, and since October 1, 2014 have been in material compliance with all material Laws related to employment, employment practices, wages, hours, immigration and other terms and conditions of employment (including without limitation affirmative action obligations, occupational health and safety and the classification and compensation of employees and independent contractors for purposes of the Fair Labor Standards Act and similar state Laws); (viii) neither the Company nor any of its Subsidiaries has, during the three year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act or similar state Law or otherwise trigger mass layoff or plant closing obligations under applicable Law; and (ix) neither the Company nor any of its Subsidiaries will incur any notice, information, consultation, consent or similar obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the Transactions.

            (b)        True, correct and complete information as to the name, current job title and position, work location, annual base salary or hourly rate, bonus eligibility, date of hire, years of service, status (exempt vs. non-exempt, full-time or part-time) and leave status (type, duration and expected return date), bonus, equity awards and other compensation for 2016 of all current directors and employees of the Company and its Subsidiaries has been provided to Parent. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, as of the date hereof, to the Knowledge of the Company, no current executive or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the next twelve (12) months. No executive of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

            Section 3.13        Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule or as to those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and Governmental Approvals issued pursuant to Environmental Laws, and to the Knowledge of the Company, no capital expenditures or modifications to such business operations are required within the next two years in order to maintain such compliance, (b) as of the date hereof, there is no Legal Action, notice, demand or request for information relating to or arising under any Environmental Law or for the Release of Hazardous Materials that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice of or assumed either contractually or, to the Knowledge of the Company, by operation of Law any uncompleted, outstanding or unresolved Liability arising under the Environmental Laws or for the Release of Hazardous Materials, (d) to the Knowledge of the Company, there are and have been no Hazardous Materials present or Released on or from any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or from any offsite location at which the Company or any of its Subsidiaries disposed of (or used to dispose of) Hazardous Materials resulting in or that could reasonably be expected to result in Liability under the Environmental Laws, (e) neither the Company nor any of its Subsidiaries is conducting or paying for any remediation, investigation, response or corrective action under any Environmental Law or has received any unresolved demand related to any such remediation, investigation, response or corrective action or Release or presence of Hazardous Materials, (f) neither the Company nor any of its Subsidiaries has entered into an indemnity with respect to, otherwise assumed or, to the Knowledge of the Company, become subject to, any Liability of any other Person relating to Environmental Laws or Hazardous Materials and (g) neither the Company nor any of its Subsidiaries is the beneficiary of any indemnification obligation relating to Environmental Laws or Hazardous Materials that is not disclosed in Section 3.13 of the Company Disclosure Schedule.

            Section 3.14        Rights Agreement; Anti-Takeover Provisions.

            (a)        The Company is not party to, and has not adopted, a rights agreement, “poison pill” or similar agreement or plan.

            (b)        Assuming the accuracy of the representations and warranties set forth in Section 4.09, the Company Board has taken all necessary action so that the restrictions contained in Section 203 of the DGCL are inapplicable to this Agreement and the Transactions and there are no other takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws applicable to this Agreement or the Transactions.

            Section 3.15        Project Company Title to Property; Leases; Real Estate. Except as set forth in Section 3.15 of the Company Disclosure Schedule, (a) each Project Company has good, indefeasible, marketable and (other than with respect to Geothermal Resources and Water Rights) insurable title to, or valid, existing and (other than with respect to Geothermal Resources and Water Rights) insurable leasehold interests which are subsisting and are in full force and effect in all respects in, its Project, Site, Geothermal Resource, Water Rights and all of its other properties that individually or in the aggregate are material to such Project Company and its Project, free and clear of Liens (other than Permitted Liens), (b) the Water Rights for the Projects have been obtained in such amounts that are sufficient to operate the businesses of the Project Companies as presently conducted, (c) the applicable Geothermal Leases, Water Rights and all other leases, rights of way, easements and real property interests (the “Real Property Rights”) that individually or in the aggregate are material to each Project Company and its Project are valid and subsisting and are in full force and effect in all respects, (d) any Real Property Rights that are Contracts are valid and binding on the Company or its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and are in full force and effect and enforceable in accordance with their respective terms, except where the failure to be valid, binding, enforceable and in full force and effect has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) neither the Company nor any of its Subsidiaries is in default under any terms of any Geothermal Lease or Water Rights to which it is a party, and no event or omission has occurred which with the giving of notice or lapse of time, or both, would constitute a default under any such Geothermal Lease or Water Rights and (f) the real property interests, leasehold estates, easements and other rights of USG Oregon Project Company and USG Idaho Project Company, as set forth in the Title Policy, as supplemented by the Supplemental Rights, and of USG Nevada Project Company, as set forth in the Title Policy or encumbered by the Deed of Trust, together with the Geothermal Resources and Real Property Rights: (i) comprise all of the property interests necessary to secure any right required with respect to the operation or maintenance of the applicable Project in accordance with all requirements of Law, Contracts and Permits, including all Company Approvals, (ii) are sufficient to enable the applicable Project to be located, operated and routinely maintained on the applicable Site and (iii) provide adequate ingress and egress for any reasonable purpose in connection with the operation, routine maintenance and construction of the applicable Project. Neither the Company nor any of its Subsidiaries has received any notice from any Person that such Person intends to terminate, or not renew, any Real Property Rights or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. Section 3.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Real Property Rights that are material to each Project Company. Except as to those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws applicable to the Water Rights, (B) as of the date hereof, there is no Legal Action, notice, demand or request for information relating to or arising under any Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries regarding the Water Rights, (C) neither the Company nor any of its Subsidiaries has received any notice of or assumed either contractually or, to the Knowledge of the Company, by operation of Law any uncompleted, outstanding or unresolved Liability arising under the Laws applicable to the Water Rights, (D) the Company or one of its Subsidiaries is the holder of the Water Rights located in Idaho according to the records of the Idaho Department of Water Resources, (E) the Company or one of its Subsidiaries is the holder of the Water Rights located in Nevada according to the records of the Nevada Division of Water Resources, and (F) neither the Company nor any of its Subsidiaries is conducting or paying for any investigation, response or corrective action under any Law applicable to the Water Rights or has received any unresolved demand related to any such investigation, response or corrective action.

            Section 3.16        Other Real Property. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries has good and marketable fee simple title to the real estate it purports to own and a valid and insurable leasehold interest in the real estate it purports to lease, in each case, other than that real estate owned or leased by a Project Company (the “Other Real Property”), including to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Encumbrances), (b) none of the Company, any of its Subsidiaries or any Other Real Property is in material Default under any Contract evidencing any Lien or other agreement affecting the Other Real Property, (c) each material Company Lease and all other real property rights that, individually or in the aggregate, are material to the Company or any of its Subsidiaries are valid and subsisting and are in full force and effect in all respects, and (d) the Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Company, there is no threatened, condemnation proceeding with respect to any Other Real Property. Neither Company nor or any of its Subsidiaries is a party to any agreement that obligates the Company or its Subsidiaries to purchase any material real property or interest in real property other than the Other Real Property.

            Section 3.17        Material Contracts.

            (a)        Section 3.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contracts” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) which have remaining unfulfilled obligations (whether affirmative or negative) on the Company or any of its Subsidiaries and that:

                   (i)        are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

                   (ii)        relate to the formation, creation, operation, management or control of any joint venture, partnership, strategic alliance or similar arrangement with a third party that are material, individually or collectively, to the business of the Company and its Subsidiaries, taken as a whole;

                   (iii)        relate to Indebtedness and have an outstanding amount in excess of $500,000 individually or $1,000,000 in the aggregate or that require the Company or any of its Subsidiaries to make any advance, loan or commitment or provide any credit support for or any capital contribution to, or other investment in, any Person (other than the Company or any of its wholly-owned Subsidiaries) in excess of $500,000;

                   (iv)        involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, purchase, exchange, license or otherwise), of assets or capital stock or other Equity Securities of another Person or the Company or any of its Subsidiaries, respectively, (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $250,000 or (B) that contain representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $250,000 (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory in the ordinary course of business);

                   (v)        are for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by the Company and its Subsidiaries (under any Contract or series of related Contracts) of $250,000 or more or (b) aggregate payments by the Company and its Subsidiaries (under any Contract or series of related Contracts) of $1,000,000 or more;

                   (vi)       are tolling, sales, distribution, offtake or power purchase agreements (“PPAs”), transmission, distribution, storage or interconnection agreements or other similar Contracts providing for the sale by the Company or any Subsidiary of electricity, capacity, renewable energy credits or ancillary services, in each case, that provide for either (a) annual payments to the Company and its Subsidiaries of $250,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $1,000,000 or more;

                   (vii)      prohibit the payment of dividends or distributions in respect of any Equity Security of the Company or any of its Subsidiaries, prohibit the pledging of any Equity Security of the Company or any of its Subsidiaries, prohibit the issuance of any guaranty by the Company or any of its Subsidiaries or prohibit the granting of a Lien on any property or asset of the Company or any of its Subsidiaries;

                   (viii)     are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in material Intellectual Property or licenses out material Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms or licenses by the Company or any of its Subsidiaries granted to third parties in the normal course of providing its products or services);

                   (ix)       contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any Person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world (including any agreement to which the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company are subject that grants to any party most-favored-nation, exclusivity, rights of first offer or first refusal or similar rights);

                   (x)        are with a labor union, works council or other employee representative body;

                   (xi)       provide for the payment, increase or vesting of any benefits or compensation in connection with the execution of this Agreement or the Transactions;

                   (xii)      provide for any individual base annual compensation in excess of $100,000 or severance benefits to any officer, director, employee, independent contractor, consultant, or other individual;

                   (xiii)     other than purchase orders, accounted for aggregate revenue to the Company or any of its Subsidiaries of more than $250,000 during the Company’s fiscal year ended December 31, 2015 or 2016, or $175,000 for the first three fiscal quarters of the Company ended September 30, 2017;

                   (xiv)      are necessary for the ownership, operation and maintenance of each Project and the generation, transmission, interconnection and sale of capacity and/or energy generated by, or environmental attributes associated with, such Project (the “Material Project Documents”);

                   (xv)        are for future purchase, exchange or sale of electric energy with a marked-to-market value in excess of $500,000 in the aggregate after the date of this Agreement (other than Contracts solely between the Company and any of its wholly-owned Subsidiaries or solely among its wholly-owned Subsidiaries);

                   (xvi)        are Derivative Contracts;

                   (xvii)       provide for product warranty or repair obligations by a manufacturer or vendor of equipment owned or leased by the Company or any of its Subsidiaries with a fair market value of more than $250,000;

                   (xviii)      relate to construction and have a contract value or payment obligations or Liabilities thereunder of $250,000 or more in the aggregate;

                   (xix)        are of the type that is or would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or are Contracts that provide for indemnification, advancement of expenses, contribution or defense for directors, officers, employees, agents or Affiliates of the Company or any of its Subsidiaries; or

                    (xx)        are Contracts or a group of Contracts with a Person which is not of the type described in any of clauses (i) through (xix) above and the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b)        (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) there are no events or conditions which constitute, and neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a Default under, on the part of the Company or any of its Subsidiaries, any Material Contract, except where such Default has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a Default under, on the part of any counterparty, any Material Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (v) neither the Company nor any of its Subsidiaries has received any notice from any Person that such Person intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. The Company has made available to Parent true, correct and complete copies of all Material Contracts, including all material amendments, modifications, extensions or renewals with respect thereto.

            Section 3.18        Material Project Documents. Each Material Project Document is in full force and effect and constitutes the legal, valid and binding obligation of the Company and any of its Subsidiaries, as applicable, party thereto. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other Person party to a Material Project Document or related material Contract with the Company or any of its Subsidiaries is in Default under, any terms of a Material Project Document or related material Contract nor has any event or condition occurred which would constitute a Default under any of the Material Project Documents or related material Contracts.

            Section 3.19        Insurance. The Company has made available to Parent true, correct and complete copies of all material insurance policies currently available and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect, (b) the Company and its Subsidiaries are in compliance with the terms and conditions of all such insurance policies, (c) neither the Company nor any of its Subsidiaries is in Default under, and, to the Knowledge of the Company, no event or condition has occurred which would constitute such a Default under, any such insurance policies, (d) all premiums due with respect to each such insurance policy have been paid, (e) neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation or modification (including with respect to coverage and premium) of such insurance policies and (f) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is required by (i) applicable Laws, Orders and Permits and (ii) the terms of the Material Contracts, including the Material Project Documents. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, as of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

            Section 3.20        Opinion of Financial Advisor. The Company Board has received the opinion of ROTH Capital Partners (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Offer Price and Merger Consideration to be received by holders of Company Shares is fair, from a financial point of view, to such holders and a copy of such opinion will be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

            Section 3.21        Brokers and Other Advisors. Except for ROTH Capital Partners, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses that is or may be payable by the Company, any of its Subsidiaries or Parent, in connection with the Transactions. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any Person identified in this Section 3.21 is entitled to any fees and expenses in connection with the Transactions.

Section 3.22        Status under Certain Statutes. None of the Company or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

            (b)        Each of the Company and its Subsidiaries is not subject to or is exempt from regulation under PUHCA in either case as a “public-utility company” or as a “holding company” of a “public-utility company.”

            (c)        Each Project is a QF. Those certain “Notices of Self-Certification” that were filed with FERC in Docket Nos. QF12-389, QF06-187, and QF12-163 on or about January 18, 2013, September 20, 2007, and January 17, 2012 for each Project that is an operating project are in full force and effect and are factually accurate. Each Project Company (i) has obtained and maintained status for its Project as a QF and (ii) has made the requisite QF filings with FERC and any applicable utility and state regulatory authority.

            (d)        Each Project and Project Company is entitled to the following exemptions.

                   (i)        The Raft River Project and the Raft River Project Company are entitled to (x) all of the exemptions from the FPA provided for in 18 C.F.R. § 292.601 (c), including the exemptions from Sections 205 and 206 of the FPA set forth in§ 292.60l(c)(l); (y) the exemption from PUHCA set forth in 18 C.F.R. § 292.602(b); and (z) the exemption from certain state Laws and regulations set forth in § 292.602(c) .

                   (ii)        The USG Oregon Project and the USG Oregon Project Company are entitled to (x) all of the exemptions from the FPA provided for in 18 C.F.R. § 292.60l(c) except for the exemptions from Sections 205 and 206 of the FPA set forth in§ 292.60l(c)(l); (y) the exemption from PUHCA set forth in 18 C.F.R. § 292.602(b); and (z) the exemption from certain state Laws and regulations set forth in § 292.602(c) .

                   (iii)        The USG Nevada Project and the USG Nevada Project Company are entitled to (x) all of the exemptions from the FPA provided for in 18 C.F.R. § 292.60l(c), including the exemptions from Sections 205 and 206 of the FPA set forth in§ 292.60l(c)(l); (y) the exemption from PUHCA set forth in 18 C.F.R. § 292.602(b); and (z) the exemption from certain state Laws and regulations set forth in § 292.602(c) .

            (e)        The Company is not itself a “public utility” under the FPA. The Company holds the exemption from PUHCA that is provided for by 18 C.F.R. § 366.3(a), to the extent set forth therein.

            (f)        The USG Nevada Project is an exempt wholesale generator. The “Notice of Self-Certification of Exempt Wholesale Generator Status” that was filed in Docket No. EG12-32, on February 16, 2012, is in full force and effect and is factually accurate.

            (g)        The USG Oregon Project Company holds “market-based rate” authority from FERC under 18 C.F.R. Part 35 Subpart H of its regulations (“MBR Authority”), which MBR Authority is in full force and effect. The order of FERC in Docket No. ER13-413-002 is in full force and effect.

            (h)        No suit, action, investigation, inquiry, or other legal or administrative proceeding by any Governmental Authority, by or before FERC (including the staff thereof), or by any other Person has been or is pending or threatened which questions or challenges the validity of, or seeks to enjoin, the status of either of the Projects as a QF, nor the MBR Authority of the USG Oregon Project Company.

            (i)        The PPA and Interconnection Agreement executed by each Project Company have received all approvals required from all applicable Governmental Authorities. Each Interconnection Agreement is sufficient to permit the applicable Project to: (i) inject all of such Project's electric energy, capacity and ancillary services up to the point of interconnection specified therein and (ii) satisfy the electrical delivery obligations of the applicable Project Company under the applicable PPA.

            (j)        Each Project Company is in material compliance with all and is not in violation of any applicable requirements and rules of the Public Utilities Commission of Oregon, the Public Utilities Commission of Idaho and the Public Utilities Commission of Nevada, as applicable, and FERC, including but not limited to all requirements applicable to such Project Company under Section 215 of the FPA. Neither the Company nor any Subsidiary requires permission or authorization from, and is not required to deliver any notice to, the Public Utilities Commission of Oregon, the Public Utilities Commission of Idaho or Public Utilities Commission of Nevada in order for the Company to execute and deliver this Agreement and consummate the Transactions.

            Section 3.23        No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

            Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date (or, if a specific date is indicated in any such statement, as of such specified date):

            Section 4.01        Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

            Section 4.02        Authority; Non-contravention.

            (a)        Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which action Parent shall take immediately after the execution hereof, to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which action Parent shall take immediately after the execution hereof, the consummation by Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (b)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent or Merger Sub of the Transactions and the performance of or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained and the filings referred to in Section 4.03 are made and assuming the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which action Parent shall take immediately after the execution hereof, (A) violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries, or (B) result in a violation or breach of or constitute a default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

            Section 4.03        Governmental Approvals. Except for (i) the filing with the SEC of any documents required to be filed with the SEC by Parent or Merger Sub pursuant to this Agreement or in connection with the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any filings required under, and in compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws and (iv) filings with, and the consent of, FERC under Section 203 of the FPA, no Consents or Filings with or to any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other Consents or Filings that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

            Section 4.04        Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and, has engaged in no other business activities other than those relating to the Transactions.

            Section 4.05        Funding Capability. Parent has or will have, or will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

            Section 4.06        Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries. Immediately after giving effect to all of the Transactions, including the funding and the payment of the aggregate Offer Price, Merger Consideration and the Designated Consideration and any repayment or refinancing of Indebtedness contemplated by this Agreement, assuming (a) satisfaction of the conditions set forth in ARTICLE VI, (b) the accuracy of the representations and warranties of the Company set forth in ARTICLE III that are relevant to the representations and warranties set forth in this Section 4.06, (c) that the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and (d) that the estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation as of and immediately after the Effective Time will be solvent.

            Section 4.07        Certain Arrangements. There are no Contracts between Parent and Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

            Section 4.08        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

            Section 4.09        Ownership of Company Shares. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” (as such term is defined in Section 203 of the DGCL).

            Section 4.10        Legal Proceedings. As of the date hereof, there is no pending or, to the knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any Order imposed upon Parent or any of its Subsidiaries, including Merger Sub, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

            Section 4.11        Independent Investigation; No Other Company Representations or Warranties. Parent and Merger Sub have conducted their own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledge that they have been provided such access as they have requested to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, Parent and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company set forth in ARTICLE III of this Agreement (including the related portions of the Company Disclosure Schedule); and (b) neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has been authorized by the Company or any of its Subsidiaries to make any other express or implied representation or warranty with respect to this Agreement, the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, will have any indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or Representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

            Section 4.12        Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Merger Sub and Parent and their respective Affiliates and Representatives, Merger Sub and Parent and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Parent hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Sub and Parent are familiar, (b) actual results may deviate from such estimates, projections, forecasts and other forward-looking statements and business plans, and those deviations may be material, (c) such estimates, projections, forecasts and other forward-looking statements and business plans are based upon certain assumptions which the Company’s management believed were reasonable when made, but which may not be realized for various reasons and (d) except to the extent such information is expressly included in the representations and warranties made by the Company and contained in this Agreement, Merger Sub and Parent hereby waive any claim against the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.12, other than fraud in connection therewith. Accordingly, Merger Sub and Parent hereby acknowledge and agree that none of the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (other than the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), except as otherwise explicitly set forth herein or in cases of fraud, bad faith or gross negligence.

            Section 4.13        Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives.

ARTICLE V

COVENANTS

            Section 5.01        Conduct of Business.

            (a)        Except (i) as required by applicable Law, (ii) expressly required or explicitly permitted by this Agreement, (iii) as described in Section 5.01 of the Company Disclosure Schedule or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.01 (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the ordinary course consistent with past practice, and (y) use its Commercially Reasonable Efforts to preserve its and each of its Subsidiaries’ business organizations intact and maintain existing relations with material customers, suppliers, distributors, employees and other Persons with whom the Company or its Subsidiaries have business relationships.

            (b)        Without limiting the generality of Section 5.01(a), except (i) as required by applicable Law, (ii) expressly required or explicitly permitted by this Agreement, (iii) as described in Section 5.01 of the Company Disclosure Schedule or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to:

                    (i)        (A) issue, sell, grant, pledge, transfer, dispose of or otherwise subject to a Lien any Equity Securities of the Company or any of its Subsidiaries, provided that the Company may issue Company Shares as required to be issued upon exercise or settlement of Options or other equity rights or obligations under the Company Stock Plan outstanding on the date hereof in accordance with the terms of the Company Stock Plan in effect on the date hereof and such Options; (B) redeem, purchase or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries, except in connection with withholding to satisfy Tax obligations with respect to Options acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Securities of the Company or any of its Subsidiaries (other than dividends or distributions paid in cash to the Company or a wholly-owned Subsidiary from a direct or indirect wholly-owned Subsidiary); or (D) split, combine, subdivide or reclassify any Equity Securities of the Company or any of its Subsidiaries;

                   (ii)        enter into, amend or extend any collective bargaining Contract or other Contract or memorandum of understanding with a labor union, works council or other employee representative body;

                   (iii)       (A) incur, issue, modify, renew, syndicate, refinance, guarantee, assume or otherwise become liable for any Indebtedness (excluding (x) Indebtedness in the ordinary course of business incurred under the Company’s existing operating line listed on Section 3.02(e) of the Company Disclosure Schedule and (y) the extension or refinancing of any existing letters of credit required under any PPA, in the case of clauses (x) and (y) above, up to an aggregate cap of $100,000) or announce or authorize the announcement of any of the foregoing, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice or (C) make any loans, capital contributions or advances to, or investments in, any Person (other than the Company and any majority-owned Subsidiary of the Company or to any employee as advances for ordinary and necessary business expenses incurred in the ordinary course of business consistent with past practice);

                    (iv)      sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise dispose of, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $100,000, except (A) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice, (B) transfers among the Company and its Subsidiaries or (C) Liens on after-acquired property solely (1) that secure Indebtedness permitted under Section 5.01(b)(iii) and (2) that are attached and perfected as of the date of this Agreement;

                   (v)        make or authorize capital expenditures, except (A) those capital expenditures set forth in Section 5.01(b)(v) of the Company Disclosure Schedule or (B) capital expenditures that do not exceed $250,000 in the aggregate;

                   (vi)       make any acquisition of (A) the Equity Securities of any other Person, (B) a material portion of the assets of any other Person or (C) any other properties or assets of any other Person (other than the Company or any of its Subsidiaries) for a purchase price that, individually or in the aggregate, exceeds $250,000, except, in each case, for the acquisition of supplies, parts, fuel, materials and other inventory in the ordinary course of business consistent with past practices or any capital expenditures made in accordance with Section 5.01(b)(v);

                   (vii)      (A) increase the compensation or benefits in respect of any of its or its Subsidiaries’ current or former directors or executive officers, other than as required by the terms of any applicable agreement or benefit plan in existence on the date of execution of this Agreement and set forth in Section 3.11(a) of the Company Disclosure Schedule, (B) provide increases in salaries, wages, benefits or other compensation of current or former employees or independent contractors who are not executive officers or directors of the Company other than (x) as required by the terms of any Company Plan in existence as of the date hereof or (y) in the ordinary course of business consistent with past practice, (C) enter into any severance, change-incontrol, or retention agreement with any employee, director or independent contractor, (D) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof, or (E) hire or commit to hire any employee, or engage or commit to engage any independent contractor, in either case with an annual compensation in excess of $100,000 or with aggregate annual compensation of all such employees and independent contractors in excess of $250,000;

                   (viii)     make any changes in financial accounting methods, principles or practices (or change an annual accounting or period), except insofar as may be required by applicable Law or a change in GAAP;

                   (ix)        (A) modify, amend, renew, extend or terminate, or waive or release any rights under, in a manner that is adverse to the Company, any Material Contract, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract or (C) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Transactions; (x) grant any refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any supplier, vendor or distributor in excess of $100,000 per supplier, vendor or distributor, or $250,000 in the aggregate;

                   (xi)        amend the Company Charter Documents or organizational documents of any Subsidiary;

                   (xii)       adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger;

                   (xiii)      fail to maintain, terminate or cancel any insurance coverage maintained by the Company or any of its Subsidiaries with respect to any material assets or risk without replacing such coverage with insurance coverage in comparable amounts and scope;

                   (xiv)      pay, discharge, settle, compromise, waive or release any pending or threatened Legal Action which (A) requires payment to or by the Company or any Subsidiary of the Company (exclusive of attorney’s fees) in excess of $150,000 in any single instance or in excess of $250,000 in the aggregate, (B) involves injunctive or equitable relief or restrictions on the business activities of, or criminal sanctions on, the Company or any of its Subsidiaries, (C) involves the issuance of Equity Securities of the Company or any of its Subsidiaries, or (D) relates to the Transactions;

                   (xv)       (A) make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period that would materially prejudice the Company or any Subsidiary for a period after the Closing as compared to periods prior to the Closing; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability, audit claim, refund or assessment in excess of $100,000 in any single instance or in excess of $250,000 in the aggregate; (D) surrender any right to claim for a Tax refund in excess of $10,000; (E) file any Tax Return that is prepared on a basis that is materially inconsistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which comparable Tax Returns involving similar Tax items have been filed by the Company; or (F) amend any federal income Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, unless otherwise required by Law;

                   (xvi)       permit any of its Subsidiaries or its or their respective Representatives or independent contractors to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA or Other Anti-Corruption Laws;

                   (xvii)      enter into any transaction, or series of related transactions, agreement, arrangement or understanding that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

                   (xviii)     negotiate or enter into any interconnection or transmission Contract, PPA or other Contract for the sale of capacity, energy and/or environmental attributes from or to any Project, Expansion Project or Development Project;

                   (xix)       enter into any new line of business outside the existing businesses of the Company and its Subsidiaries;

                   (xx)        adopt any rights agreement, “poison pill” or similar Contract or plan; or

                   (xxi)       authorize any of, commit or agree or adopt resolutions, in writing or otherwise, to take any of, the foregoing actions.

            (c)        If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective Representatives or independent contractors, that the Company reasonably believes to be in violation of the FCPA or Other Anti-Corruption Laws, (i) the Company shall and shall cause each of its Subsidiaries to cease such activities and (ii) the Company will give Parent written notice, describing in reasonable detail, to the extent known, the nature and scope of such violation. The Company shall and shall cause its Subsidiaries to take all actions required by Law to remediate any actions taken by the Company, its Subsidiaries or any of its or their respective Representatives or independent contractors in violation of the FCPA or any Other Anti-Corruption Law.

            Section 5.02        Other Actions. During the Pre-Closing Period, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other Transactions.

            Section 5.03        Access to Information; Confidentiality.

            (a)        During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the Representatives, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such additional financial, accounting, operating, environmental, technical, engineering, geological and other data and information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their Commercially Reasonable Efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

            (b)        Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated October 30, 2017, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein, except for (i) Section 6 thereof, which shall terminate as of the Closing Date and (ii) Section 10 thereof, which shall terminate as of the date of this Agreement.

            Section 5.04        No Solicitation.

            (a)        The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, and shall give written instructions to all such Representatives not to, directly or indirectly, solicit, initiate, seek or knowingly take any action to facilitate or encourage the making, submission or announcement of any Takeover Proposal, or any inquiry, discussion, request, offer or proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any Person in connection with or in response to, or that could reasonably be expected to lead to, any Takeover Proposal; (ii) except where the Company Board determines that the failure to do so would be inconsistent with its fiduciary duties, (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL (other than the Merger, the Transactions, Parent and Merger Sub); or (iii) adopt, approve or enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract providing for or relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, and shall give written instructions to all such Representatives not to continue, any and all existing activities, discussions, negotiations or solicitations, if any, with any Person (other than Parent or Merger Sub) with respect to any Takeover Proposal and shall use its Commercially Reasonable Efforts to cause any such Person (other than Parent or Merger Sub) and its Representatives in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information and terminate the access of any such Person (other than Parent or Merger Sub) and its Representatives to any electronic data room maintained by or on behalf of the Company or any of its Subsidiaries.

            (b)        Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, if the Company or any of its Subsidiaries receives any bona fide written unsolicited Takeover Proposal that did not result from a material breach of this Section 5.04, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) contact the Person who made such bona fide written unsolicited Takeover Proposal for the purpose of clarifying such Takeover Proposal and the material terms and conditions and likelihood of consummation thereof in order to determine whether such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (ii) if the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, thereafter (A) furnish to such Person non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (B) make a Company Adverse Recommendation Change and (C) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (A) through (C), only if the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines that failure to disclose such position would constitute a violation of applicable Law.

            (c)        The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 5.04(b) unless the Company shall have delivered to Parent at least five Business Days’ prior written notice advising Parent that it intends to take such action and stating the factors taken into account by the Company Board in determining that any such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal. The Company shall notify Parent promptly (but in no event later than 24 hours after Knowledge of the Company’s (or any of its Subsidiaries or any of its or their Representatives) receipt ) of any Takeover Proposal, any inquiry or request that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any Person (other than Parent or Merger Sub). In such notice, the Company shall identify the Person making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any Person, and, to the extent such information has not been previously provided to Parent, copies of such information. The Company will not, and will not cause or permit any Subsidiary of the Company to, enter into any Contract with any Person, or otherwise take any action, that would prohibit or restrict in any way the Company or such Subsidiary from providing any information to Parent hereunder.

            (d)        Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated promptly after material amendment thereto) and the identity of the Person making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least five Business Days remain in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision); and (iv) the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement and that failure to make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement would continue to be inconsistent with its fiduciary duties under applicable Law.

            (e)        Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least five Business Days remain in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development); and (iii) the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would continue to be inconsistent with its fiduciary duties under applicable Law. The Company acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 5.04 and for no other reason.

            Section 5.05        Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

            (a)        The Company shall take all action necessary in accordance with the Company Charter Documents to establish a record date and duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Shares in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use Commercially Reasonable Efforts to: (i) solicit from the holders of Company Shares proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Shares required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which consent may not be unreasonably withheld, other than: (A) in order to obtain a quorum of its stockholders; (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Company Proxy Statement for compliance with applicable legal requirements, to the extent required by applicable Law; or (C) to allow reasonable additional time to solicit proxies to secure the approval of the Agreement. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Shares at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

            (b)        In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it as the Company may reasonably request, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith by the Company and incorporated in the Company Proxy Statement, to the extent reasonable). The Company shall use its Commercially Reasonable Efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its Commercially Reasonable Efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

            (c)        Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

            Section 5.06        Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Legal Actions commenced, or to such party’s Knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the Merger or the other Transactions; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (ii) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

            Section 5.07        Employees; Benefit Plans.

            (a)        No later than forty-five (45) days prior to the date of the Company Stockholders Meeting, Parent (or its designee) shall offer employment to such employees of the Company or its Subsidiaries as Parent may determine in its sole discretion and such offers of employment shall be conditioned on the Closing. Parent shall provide, or shall cause to be provided, to each such employee who accepts an offer of employment (the “Continuing Employees”) compensation and benefits that, taken as a whole, are at a level substantially similar to the compensation and benefits (other than severance benefits and Equity Securities) provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall create any right to continued employment in any Continuing Employee or prohibit the Surviving Corporation from terminating the employment of any Continuing Employee or from amending, modifying or terminating any Company Plan.

            (b)        For purposes of vesting, eligibility to participate and levels of benefits (but not accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Company Plans), Parent shall use Commercially Reasonable Efforts to provide that each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its Commercially Reasonable Efforts to cause (i) any applicable waiting period under any employee benefit plan of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time to be waived with respect to each such Continuing Employee to the extent coverage under such plan is replacing comparable coverage under a Company Plan in which such Continuing Employee participated immediately before the Effective Time and (ii) for purposes of each such plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Plan of the Company or its Subsidiaries in which such Continuing Employee participated immediately prior to the Effective Time. Parent shall take Commercially Reasonable Efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the applicable Company Plan ending on the date such Continuing Employee’s participation in the corresponding employee benefit plan of Parent and its Subsidiaries begins to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such plan.

            (c)        The provisions of this Section 5.07 and Section 5.16(f) are solely for the benefit of the parties, and no provision of this Section 5.07 or Section 5.16(f) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or independent contractor of the Company, the Surviving Corporation or any of their respective Subsidiaries, or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 5.07 or Section 5.16(f) or have the right to enforce the provisions hereof or thereof.

            (d)        From time to time during the period between the date of this Agreement and the date referred to in Section 5.07(a), the Company shall, and shall cause its Subsidiaries to, make available to Parent and its Representatives reasonable access (subject to the provisions in the following sentence) to such of the officers and employees of the Company and its Subsidiaries as the Parent may from time to time reasonably request for purposes of: (x) evaluating which, if any, of those persons may be employed by Parent, Merger Sub or any of their Affiliates from and after the Effective Time; (y) discussing with any such persons the terms and conditions, if any, on which they may be employed by Parent, Merger Sub or any of their Affiliates from and after the Effective Time; and (z) making (or not making) offers of employment as provided in Section 5.07(a), notwithstanding any contrary provision of the Confidentiality Agreement. Such access will include the opportunity for individual or group meetings (either in person or through telephonic, video or other electronic communication media) with one or more such persons, or all employees, at offices, plants and other facilities of Seller and its Subsidiaries, or at off-site locations, in each case as reasonably requested by Parent, subject to the following limitations:

            (i)        In the case of any access involving in-person meetings at offices, plants and other facilities of Seller and its Subsidiaries, such access will be on such dates and at times (either before, during or after normal business hours for the employees involved) mutually agreed by Parent and the Company, and subject to the normal safety and security restrictions at the location of such meetings.

            (ii)        In each case, such access will not unreasonably interfere with the business and operations of the Company and its Subsidiaries and will be conducted in compliance with applicable Laws and Permits.

            Section 5.08        Directors’ and Officers’ Indemnification and Insurance.

            (a)        From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation and their respective applicable Subsidiaries shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the same extent such Indemnitees are entitled to indemnification as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to applicable Law, the Company Charter Documents, the organizational documents of such Subsidiaries or any indemnification agreements in existence on the date of this Agreement and made available to Parent prior to the date hereof, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnitee delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.08(a), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. Without limiting the foregoing, Parent, from and after the Closing until six (6) years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified or superseded in any manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Closing until six (6) years from date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including the fees and expenses of legal counsel) of any Indemnitee under this Section 5.08 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08) as incurred to the same extent such Indemnitees are entitled to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to applicable Law, the Company Charter Documents, the organizational documents of such Subsidiaries or any indemnification agreements in existence on the date of this Agreement and made available to Parent prior to the date hereof, provided, however, that the individual to whom expenses are advanced provides, if requested by Parent, an undertaking to repay such advances if it shall be determined that such individual is not entitled to be indemnified pursuant to this Section 5.08(a) . The Surviving Corporation shall reasonably cooperate in good faith in the defense of any such matters; provided, that requests by Indemnitees or their Representatives to interview Representatives, examine the books and records or access the properties of the Surviving Corporation shall be made during normal business hours and upon reasonable notice and shall not significantly or materially impact the operations of the Surviving Corporation.

            (b)        Prior to the Effective Time, the Company may purchase, for an aggregate amount not to exceed 300% of the current aggregate annual premium (the “Maximum Premium”), a six-year prepaid “tail policy” (“Tail Policy”) providing coverage for the Indemnitees on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided, however, that if the premium for such Tail Policy shall exceed the Maximum Premium, the Company shall provide or cause to be provided a Tail Policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Maximum Premium. After the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder and neither Parent nor the Surviving Corporation shall have any further obligations under this Section 5.08(b).

            (c)        The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, by Contract or otherwise (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08).

            (d)        In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.08.

            (e)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to Indemnitees’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to or in substitution for any such claims under such policies.

            Section 5.09        Commercially Reasonable Efforts.

            (a)        Upon the terms and subject to the conditions of this Agreement, each of the parties shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective Commercially Reasonable Efforts to promptly (i) unless, with respect to any action, another standard of performance is expressly provided for herein, take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the other party’s (with respect to Parent and Merger Sub) or parties’ (with respect to the Company) conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary Filings, including, if applicable, requesting expedited treatment for any such Filing, (ii) obtain all Consents, Permits, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transactions and continue the businesses of the Company and its Subsidiaries uninterrupted as currently conducted, (iii) obtain any Consents or make any Filings that are required by any Governmental Authority for or in connection with any Permit, Water Right, bond or other financial surety, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and (v) avoid, defend or contest (A) any Legal Action brought by a Governmental Authority or other Person or (B) entry of any Law or Order that would, in each case, prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions. In connection with the foregoing and to the extent not prohibited by applicable Law, the Company will provide Parent, and Parent will provide the Company, with copies of any material correspondence, Filing or communication between such party or any of its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions, promptly after receipt or submission thereof, other than “Item 4(c) and 4(d) documents” submitted with a party’s Notification and Report Form filing pursuant to the HSR Act; notwithstanding the foregoing, in no instance shall either party be required to provide valuation information to the other party or its Representatives.

            (b)        In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its Commercially Reasonable Efforts to (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

            (c)        Each party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use Commercially Reasonable Efforts to avoid or eliminate each and every impediment and obtain all consents, approvals and expirations or terminations of waiting periods under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority so as to enable the parties to close the Transactions. The Company and Parent will each request early termination of the waiting period with respect to the Transactions under the HSR Act.

            (d)        Each of the parties shall use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any Filing with or to a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, FERC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information and all privileges, including the attorney-client privilege, each of the parties shall have the right to review in advance, and to the extent practicable, each will consult, and consider in good faith the views of, the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any Filing made with, or written materials submitted to, any Governmental Authority or other Person in connection with the Transactions, other than “Item 4(c) and 4(d) documents” submitted with a party’s Notification and Report Form filing pursuant to the HSR Act. To the extent permitted by applicable Law, each party shall provide the other parties (in the case of Parent and Merger Sub) or party (in the case of the Company) with the opportunity to attend any meetings with or other appearances before any Governmental Authority with respect to the Transactions. Any party may, as it deems advisable and necessary, reasonably designate any highly confidential or competitively sensitive material provided to another party under this Section 5.09 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside antitrust legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

            (e)        Notwithstanding anything to the contrary in this Section 5.09, none of Parent, Merger Sub or the Company shall be required in order to resolve any objections asserted under Antitrust Laws by any Governmental Authority with respect to the Transactions to divest any of its businesses, product lines or assets, or to take or agree to take any other action or to agree to any limitation or restriction of any kind on its business, operations, properties or assets.

            Section 5.10        Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed to by the Company and Parent. Thereafter, (a) the Company and Parent will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or before making any public release or announcement concerning the Transactions and (b) the Company, Parent and Merger Sub agree that no such press release, public release or announcement shall be issued by any party without the prior written consent of the Company and Parent (which consent, in each case, shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of the NYSE American, the NYSE, the Tel Aviv Stock Exchange or any other Governmental Authority to which the relevant party is subject or submits. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.04.

            Section 5.11        Takeover Statutes. None of the Company, any of its Subsidiaries or the Company Board shall take any action that would result in any “control share acquisition,” “fair price,” “moratorium,” “business combination,” or other anti-takeover Law becoming applicable to the Company, the Merger or any other Transaction and if any such anti-takeover Law becomes or is deemed to be applicable to the Company, the Merger, or any other Transaction, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of, or render inapplicable to the Company, the Merger or any other Transaction, such anti-takeover Law.

            Section 5.12        Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Shares (including derivative securities with respect to such Company Shares and Options) that result from the Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

            Section 5.13        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            Section 5.14        Stockholder Litigation. Parent and the Company shall notify the other party promptly of the commencement of any Legal Action that is a stockholder or derivative suit related to this Agreement, the Merger or any other Transaction of which it has received written notice. So long as the Parent and the Company share a common interest, and any such disclosure required by this Section 5.14 will not waive any confidentiality or privilege attached to that information, the Company shall (a) provide Parent with the opportunity (i) to participate in the defense or settlement of any such Legal Action against the Company or its Affiliates or any of its or their respective directors or officers and (ii) to review and comment upon filings and responses related thereto, which the Company shall consider and implement in good faith and (b) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto.

            Section 5.15        De-listing of Company Securities. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE American as promptly as practicable following the Effective Time, and the Company shall, prior to the Effective Time, cooperate with Parent with respect thereto.

            Section 5.16        Change of Control Payments and Service Bonus.

            (a)        Parent and Merger Sub hereby acknowledge that the Transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the items required to be disclosed in Section 3.11 of the Company Disclosure Schedule pursuant to Section 3.11(e)(i) (the “Severance Provisions”). Parent and Merger Sub acknowledge and agree that the Company and its Subsidiaries, from and after the Effective Time, shall honor all obligations and rights under the Severance Provisions in accordance with their terms, including, at the Effective Time, paying any amounts due under the Severance Provisions with respect to the occurrence of the Transactions.

            (b)        Subject to the terms and conditions in this Section 5.16, the Company or the Surviving Corporation, as applicable, will pay to each of the persons listed in Section 5.16(b) of the Company Disclosure Schedule (the “Service Bonus Recipients”) the respective amounts set forth opposite the name of each Service Bonus Recipient in Section 5.16(b) of the Company Disclosure Schedule, reduced by (i) any amounts required to be withheld under any applicable Laws, including for Taxes, and (ii) in the case of Service Bonus Recipients who are employees of U.S. Geothermal Guatemala, S.A., any severance, economic advantages or other compensation or benefits required to be paid to those persons under any applicable Laws (the “Service Bonus”).

            (c)        The obligation of the Company or the Surviving Corporation, as applicable, to pay, and the right of any Service Bonus Recipient to receive, any Service Bonus will be subject to satisfaction (or waiver by Parent, in its sole discretion) of each of the following conditions:

            (i)        The Closing must occur before or contemporaneously with payment of the Service Bonus, and no Service Bonus will be paid to any Service Bonus Recipient if this Agreement is terminated prior to the Closing.

            (ii)        The Service Bonus Recipient must be continuously employed by the Company or one of its Subsidiaries during the period commencing on the date of this Agreement and ending on the date that is (x) except for those Service Bonus Recipients who are Transition Employees (as defined below), the Closing Date, or (y) in the case of any Service Bonus Recipient who is requested by Parent no later than forty-five (45) days prior to the date of the Company Stockholders Meeting to provide any transition services to the Surviving Corporation or any of its Subsidiaries of substantially similar time commitment and duties at the same location (the “Transition Services”) for any limited period of time after the Closing Date that may be requested by Parent (excluding for the avoidance of doubt any Person who becomes a Continuing Employee pursuant to Section 5.07 providing ongoing services as employees of Parent or any of its Subsidiaries for an indefinite period of time after the Closing Date) (the “Transition Employees”), the date that is the last day of the period (the “Transition Service Period”) commencing on the Closing Date and ending on the earliest of:

(A)        the last day of the period of service Parent requested that Transition Employee to provide;

(B)        the date prior to the day referred to in clause (A) above, if any, on which the employment of that Transition Employee is terminated without cause (as determined by Parent in its sole discretion); and

(C)        the date of death or permanent disability of the Transition Employee.

For the avoidance of doubt, any Service Bonus Recipient who is requested to provide and declines or fails to provide any or all Transition Services requested by Parent will be paid no Service Bonus.

            (iii)        Any Service Bonus Recipient who is a Transition Employee must provide during the Transition Service Period those Transition Services that have been requested by Parent with the same amount of skill, diligence, integrity, time and effort, in all material respects, as that Transition Employee used in providing comparable services to the Company or its Subsidiaries prior to the Closing.

            (iv)        Each Service Bonus Recipient who is not a Transition Employee must, on or prior to the Closing Date, (x) execute and deliver to Parent and the Company a general release (in form and substance reasonably satisfactory to Parent and the Company) in favor of the Company, its Subsidiaries and their respective Representatives (and their respective successors, administrators, executors, heirs and assigns), against any and all claims relating to or arising out of the Service Bonus Recipient’s employment relationship with the Company and its Subsidiaries and the termination of that relationship and (y) not revoke such general release within the time provided by applicable Law (such general release which meets the requirements of subclauses (x) and (y) is hereinafter referred to as an “Effective General Release”).

            (v)        Each Service Bonus Recipient who is a Transition Employee must, within twenty-one (21) days (forty-five (45) days in the case of a group termination) following the earliest of the dates specified in subclauses (A), (B) or (C) in Section 5.16(c)(iii), execute and deliver to Parent and the Surviving Corporation an Effective General Release.

            (d)        Any Service Bonus payable in accordance with this Section 5.16 will be paid, in cash, though the normal payroll payment mechanism of the Company or the Surviving Corporation, as applicable, at the following times:

            (i)        except for those Service Bonus Recipients who are Transition Employees, on the Closing Date, immediately prior to the Effective Time, and in any event no later than March 15th of the calendar year following the year in which such amount vests.

            (ii)        for any Service Bonus Recipients who are Transition Employees, on the last day of his or her Transition Service Period, unless his or her Transition Service Period is longer than ninety (90) days after the Closing Date, in which case on the date that is ninety (90) days after the Closing Date, unless that is not a Business Day, in which case on the first Business Day following the date that is ninety (90) days after the Closing Date, and in any event no later than March 15th of the calendar year following the year in which such amount vests and in compliance with the requirements of Section 409A related to payments in connection with general release agreements.

Notwithstanding the foregoing, Parent will have no obligation to pay, and no Service Bonus Recipient will have the right to receive, any Service Bonus until such time as such Service Bonus Recipient has executed and delivered an Effective General Release.

            (e)        The arrangement to provide Service Bonuses set forth in this Section 5.16 and Section 5.16(b) of the Company Disclosure Schedule is intended to be exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”). Notwithstanding the foregoing, none of the Company, Parent or Merger Sub make any representation or covenant regarding the status of such program under Section 409A.

            (f)        Unless otherwise agreed by Parent and any Transition Employee, Parent shall provide, or shall cause to be provided, to each Transition Employee during his or her Transition Service Period compensation and benefits that, taken as a whole, are at a level substantially similar to the compensation and benefits (other than severance benefits and Equity Securities) provided by the Company or its Subsidiaries to such Transition Employees immediately prior to the Effective Time for services comparable to the Transition Services provided by that Transition Employee.

            (g)        Nothing in this Section 5.16 or Section 5.16(b) of the Company Disclosure Schedule shall create any right to continued employment for any Service Bonus Recipient.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 6.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) in writing at or prior to the Effective Time of each of the following conditions:

            (a)        Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

            (b)        Regulatory Approvals. Any waiting period applicable to the consummation of the Merger (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained under the HSR Act and any other applicable Antitrust Laws.

            (c)        No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, restrain, enjoin, or otherwise prohibit consummation of the Merger or the other Transactions.

            (d)        FERC Approvals. The required approvals from FERC shall have been obtained.

            (e)        Authorizations and Consents. All Consents and Filings set forth in Section 3.04 and Section 4.03 and required to consummate the Merger and the other Transactions (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained or made and shall be in full force and effect.

            Section 6.02        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) in writing by Parent and Merger Sub at or prior to the Effective Time of the following additional conditions:

            (a)        Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01, Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(c)(i), Section 3.03(d), Section 3.06(b), Section 3.06(c) and Section 3.21) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially,” or similar terms) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02(a), Section 3.02(b) (first sentence only), Section 3.02(c) (first sentence only), and Section 3.02(f) (individually and collectively the “Designated Capitalization Reps”) shall be true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) except in each case for such inaccuracies that are de minimis individually and in the aggregate; (iii) the representations and warranties of the Company contained in Section 3.02 other than the Designated Capitalization Reps shall be true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) except in each case for such inaccuracies that would not reasonably be expected to result in additional Merger Consideration, Designated Consideration or other cost, expense or Liability to Parent, Merger Sub or the Surviving Corporation, individually or in the aggregate, of more than $250,000, and (iv) the representations and warranties contained in Section 3.01, Section 3.03(a), Section 3.03(b), Section 3.03(c)(i), Section 3.03(d), Section 3.06(b), Section 3.06(c) and Section 3.21 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

            (b)        Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Effective Time.

            (c)        Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any effect, change, event, state of fact, development, circumstance or occurrence that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d)        Officers Certificate. Parent will have received a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

            (e)        Company Expenses. Parent will have received a list, dated as of the Closing Date, of all Expenses incurred by the Company or any of its Subsidiaries prior to the Closing Date or expected to be incurred by the Company or any of its Subsidiaries on or after the Closing Date.

            Section 6.03        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) in writing by the Company at or prior to the Effective Time of the following additional conditions:

            (a)        Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” “materially,” or similar terms) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

            (b)        Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

            (c)        Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b) .

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

            Section 7.01        Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

            Section 7.02        Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):

            (a)        if the Merger has not been consummated on or before the date that is one hundred twenty (120) days after the date hereof (such date or such later date, if any, as is provided in the second proviso to this Section 7.02(a), the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; provided further, that the End Date may be amended by mutual agreement of the parties pursuant to Section 7.07 of this Agreement; provided further, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party during the pendency of a legal proceeding by any party for specific performance pursuant to Section 8.13;

            (b)        if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.02(b) shall have complied with its obligations under Section 5.09(a) to avoid the entry of any such Law or Order; provided further, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

            (c)        if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

            Section 7.03        Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

            (a)        if a Company Adverse Recommendation Change shall have occurred; or

            (b)        if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured or, if curable, is not cured by the Company on or before the earlier of (i) the End Date and (ii) thirty (30) days following receipt by the Company of written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder, and such breach shall not have been cured in all material respects.

            (c)        if (i) all of the conditions set forth in Section 6.01 and Section 6.03 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) Parent has irrevocably confirmed by written notice to the Company that all of the conditions set forth in Section 6.02 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 6.02 and (iii) the Company willfully refuses to consummate the Merger within three (3) Business Days following the later to occur of (x) the date the Closing should have occurred pursuant to Section 1.02 and (y) the delivery of such notice.

            Section 7.04        Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

            (a)        if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, (i) the Company has received a Superior Proposal, (ii) the Company is in compliance with Section 5.04 and (iii) the Company Board approves, and concurrently with the termination of this Agreement the Company enters into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to such Superior Proposal; provided, however, that the Company shall have paid to Parent, as a condition to such termination, the Company Termination Fee in accordance with Section 7.06(a) hereof at the time specified therein;

            (b)        if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as applicable, on or before the earlier of (i) the End Date and (ii) thirty (30) days following receipt by the Parent or Merger Sub, as applicable, of written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder and such breach shall not have been cured in all material respects; or

              (c)        if (i) all of the conditions set forth in Section 6.01 and Section 6.02 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions set forth in Section 6.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 6.03 and (iii) Parent and Merger Sub willfully refuse to consummate the Merger within three (3) Business Days following the later to occur of (x) the date the Closing should have occurred pursuant to Section 1.02 and (y) the delivery of such notice.

            Section 7.05        Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the Knowing, Intentional Breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

            Section 7.06        Fees and Expenses Following Termination.

            (a)        If this Agreement is terminated by Parent pursuant to Section 7.03(a), Section 7.03(b), where the term “breach” is replaced with Knowing, Intentional Breach in each instance, or Section 7.03(c) or is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee, by wire transfer of immediately available funds and, in the case of termination by Parent pursuant to Section 7.03(a) or by the Company pursuant to Section 7.04(a), concurrently with or prior to such termination. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

            (b)        If this Agreement is terminated by the Company pursuant to Section 7.04(b), where the term “breach” is replaced with Knowing, Intentional Breach in each instance, or pursuant to Section 7.04(c), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee as promptly as possible (but in any event within two Business Days after such termination) by wire transfer of immediately available funds. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

            (c)        The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the Transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. Each of the parties hereto acknowledges that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. If the Company, on the one hand, or Parent, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment against the non-paying party for such amounts, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal, plus two percent (2%) per annum. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. Subject only to the last sentence of this Section 7.06(c), the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee upon termination pursuant to Section 7.06(b) shall constitute the sole and exclusive remedy of the Company, its Subsidiaries and any of their respective former, current or future Representatives or assignees (the “Company Parties”) against Parent, Merger Sub and their respective former, current or future Representatives or assignees (the “Parent Parties”) for all losses or damages suffered as a result of the failure of the Transactions to be consummated, and, upon payment of such amount, none of the Parent Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions. Subject only to the last sentence of this Section 7.06(c), Parent’s right to terminate this Agreement and receive payment of the Company Termination Fee upon termination pursuant to Section 7.06(a) shall constitute the sole and exclusive remedy of the Parent Parties against the Company Parties for all losses or damages suffered as a result of the failure of the Transactions to be consummated, and, upon payment of such amount, none of the Company Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, prior to any valid termination of this Agreement by Parent or the Company in accordance with the terms hereof, any right to specific performance and other equitable relief provided by Section 8.13 shall be the sole and exclusive remedy of the parties to this Agreement.

            (d)        Except as expressly set forth in Section 7.06(c), all Expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such Expenses at or prior to Closing; provided, however, that Parent and the Company shall each be responsible for one half of the filing fees payable in connection with the filings under the HSR Act and any other applicable Antitrust Laws.

            Section 7.07        Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by each of the parties hereto.

            Section 7.08        Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure or delay of any party to assert any right, power or privilege under this Agreement will not constitute a waiver thereof and any single or partial exercise thereof will not preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

ARTICLE VIII

MISCELLANEOUS

            Section 8.01        Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

            “Acceptable Confidentiality Agreement” means any customary confidentiality and standstill agreement that (i) does not contain any provision prohibiting the Company or any of its Subsidiaries from making any of the disclosures required to be made to Parent pursuant to Section 5.04 and (ii) contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

            “Agreement” has the meaning set forth in the Preamble.

            “Anti-Corruption Laws” means, as applicable, the FCPA, the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the Inter-American Convention Against Corruption (of the Organization of American States) and any other Laws relating to corruption, bribery, money laundering, political contributions or gifts, entertainment and gratuities involving any Governmental Authority or Government Official and applicable to the Company and its Subsidiaries, together with any rules or regulations promulgated thereunder.

            “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            “Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

            “Balance Sheet Date” has the meaning set forth in Section 3.05(d).

            “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).

            “Book-Entry Share” has the meaning set forth in Section 2.01(c).

            “Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York, Reno, Nevada or Boise, Idaho are authorized or required by Law or other governmental action to close.

            “Certificate” has the meaning set forth in Section 2.01(c).

            “Certificate of Merger” has the meaning set forth in Section 1.03.

            “Closing” has the meaning set forth in Section 1.02.

            “Closing Date” has the meaning set forth in Section 1.02.

            “Code” means the Internal Revenue Code of 1986, as amended.

            “Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the Transactions.

            “Company” has the meaning set forth in the Preamble.

            “Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

            “Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation, or publicly proposing to do any of the foregoing; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (c) recommending, adopting, approving or endorsing or publicly proposing to recommend, adopt, approve or endorse a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the Company Shares within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation, or (g) resolving or agreeing to take any of the foregoing actions.

            “Company Approvals” has the meaning set forth in Section 3.04.

            “Company Balance Sheet” has the meaning set forth in Section 3.05(d).

            “Company Board” has the meaning set forth in the Recitals.

            “Company Board Recommendation” has the meaning set forth in the Recitals.

            “Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

            “Company Disclosure Schedule” has the meaning set forth in the introductory language in ARTICLE III.

            “Company Financial Advisor” has the meaning set forth in Section 3.20.

            “Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any property.

            “Company MAE Excluded Matters” means any effect, change, event, state of fact, development, circumstance or occurrence (i) generally affecting (A) any of the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes in Law (or in the interpretation thereof) or GAAP (or in the interpretation thereof) after the date hereof, (B) the announcement, pendency or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.03(c) and Section 3.04), (C) acts of war, sabotage or terrorism occurring, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement (other than with respect to the Company’s obligations to comply with Section 5.01(a)) or with Parent’s written consent or at Parent’s written request, (F) any decline in the market price, or change in trading volume, of the capital stock of the Company, (G) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (provided that the exceptions in clauses (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure is a Company Material Adverse Effect) or (H) any change in, or loss of, the relationship of the Company’s or its Subsidiaries’ customers, suppliers, vendors, lenders or employees as a result of the execution, pendency or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.03(c), Section 3.04 and Section 3.18); provided, however, that any effect, change, event, circumstance or occurrence referred to in clauses (i) or (ii)(A), (C) or (D) shall not be disregarded and shall be taken into account in determining whether or not there has been a Company Material Adverse Effect if any such effect, change, event, circumstance, state of fact or development adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industries in which the Company and its Subsidiaries operate.

            “Company Material Adverse Effect” means any effect, change, event, state of fact, development, circumstance or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other effects, changes, events, circumstances, states of fact or developments, would or would reasonably be expected to (a) have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of (i) any “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) under Regulation S-X) or (ii) the Company and its Subsidiaries taken as a whole, or (b) prevent or materially impair or delay the consummation of the Transactions, except that none of the Company MAE Excluded Matters (by itself or when aggregated with other Company MAE Excluded Matters) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or exists.

            “Company Parties” has the meaning set forth in Section 7.06(c).

            “Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors, independent contractors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (iii) a stock option, stock purchase, restricted stock, stock appreciation right, restricted stock unit, dividend equivalent or other stock-based agreement, program or plan, (iv) an individual employment, consulting, retention, change of control, severance or other similar agreement or (v) a bonus, incentive, deferred compensation, savings, profit-sharing, pension, retirement, cash balance, post-retirement, vacation, severance or termination pay, medical, dental, vision or other health, short- or long-term disability, life, long term care, employee assistance, education, relocation, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability.

            “Company Proxy Statement” has the meaning set forth in Section 3.05(f).

            “Company SEC Documents” has the meaning set forth in Section 3.05(a).

            “Company Securities” has the meaning set forth in Section 3.02(c).

            “Company Shares” has the meaning set forth in the Recitals.

            “Company Stock Plan” means the Company’s 2009 Stock Incentive Plan.

            “Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider and vote upon the adoption of this Agreement.

            “Company Termination Fee” means an amount in cash equal to three percent (3%) of the Merger Consideration.

            “Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

            “Consent” has the meaning set forth in Section 3.04.

            “Continuing Employees” has the meaning set forth in Section 5.07(a).

            “Contracts” means any contracts, agreements, arrangements, concessions, franchises, licenses, notes, bonds, mortgages, deeds, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

            “Deed of Trust” means the Deed of Trust with Assignment of Leases, Contracts and Rents, Security Agreement and Fixture Filing, dated September 26, 2013, duly executed by the USG Nevada Project Company in favor of Stewart Title Guaranty Company for the benefit of Deutsche Bank Trust Company Americas.

            “Default” has the meaning set forth in Section 3.03(c).

            “Delaware Courts” has the meaning set forth in Section 8.05.

            “Derivative Contract” means futures, swaps, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including such Contracts relating to physical or financial electric power (in any form, including energy capacity or ancillary services) or securities.

            “Designated Capitalization Reps” has the meaning set forth in Section 6.02(a).

            “Development Projects” means, collectively, the planned electric generating facilities under development by the Company or its Subsidiaries and set forth in Section 8.01-DP of the Company Disclosure Schedule.

            “DGCL” has the meaning set forth in the Recitals.

            “Dissenting Shares” has the meaning set forth in Section 2.03.

            “Effective General Release” has the meaning set forth in Section 5.16(c)(iv).

            “Effective Time” has the meaning set forth in Section 1.03.

            “End Date” has the meaning set forth in Section 7.02(a).

            “Environmental Laws” means any applicable Law, and any order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health, safety, or the environment (including air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et. seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; the Endangered Species Act, as amended, 16 U.S.C. §§ 1531 et seq.; the Migratory Bird Treaty Act, 16 U.S.C. §§ 703-712; the Bald and Golden Eagle Protection Act, 16 U.S.C. §§ 668 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq., along with any state or local analogs.

            “Equity Security” means, with respect to any Person: (a) capital stock, equity or voting securities (whether referred to as shares, stock or interests (partnership, membership, trust or other), units or other instruments) of any corporation, partnership (general, limited or limited liability) limited liability company, trust (statutory or other), joint venture, association or other business organization; (b) any Contract for that Person to make any payments of any kind based on (i) the price or value of any Equity Security or any dividends or distributions thereon or (ii) any revenues, earnings, financial metric or other attribute of that Person, including any “phantom stock” right, stock-based performance unit, stock appreciation right, restricted stock unit or other equity-based award that may be exercised or exchanged for, or converted into, cash or cash equivalents; (c) any debt or equity security of that Person that is convertible into, or exchangeable or exercisable for, any other Equity Security of that Person, including any option, warrant, subscription right or preemptive right, and any “phantom stock” right, stock-based performance unit, stock appreciation right, restricted stock unit or other equity-based award that may be exercised or exchanged for, or converted into, any other Equity Security; and (d) any debt security of that Person which grants the holder voting rights of the type held by any other Equity Security of that Person, in each case, individually or collectively as the context requires.

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

            “ERISA Affiliate” means any Person which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Code Section 414(b)), (B) a group of trades or businesses under common control (as defined in Code Section 414(c)), (C) an affiliated service group (as defined under Code Section 414(m)) or (D) any group specified in regulations under Code Section 414(o) or Section 4001 of ERISA, any of which includes or at any time included the Company or its Subsidiaries.

            “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            “Expansion Projects” means those activities undertaken or planned to be undertaken in respect of each of the USG Oregon Project, the Raft River Project and the USG Nevada Project and set forth in Section 8.01 -EP of the Company Disclosure Schedule.

            “Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, investment bankers and consultants of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any Transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other Transactions.

            “FCPA” means the US Foreign Corrupt Practices Act of 1977, as amended.

            “FERC” means the Federal Energy Regulatory Commission, or any successor agency to its duties and responsibilities.

            “Filed SEC Documents” has the meaning set forth in the introductory language in ARTICLE III.

            “Filing” has the meaning set forth in Section 3.04.

            “FPA” means the Federal Power Act, 16 U.S.C. §§791 et seq., as amended, and the regulations of FERC thereunder.

            “GAAP” means generally accepted accounting principles in the United States, consistently applied.

            “Geothermal Leases” means each of the USG Oregon Geothermal Lease, Raft River Geothermal Lease and USG Nevada Geothermal Lease.

            “Geothermal Resources” means the geothermal reservoirs available for use by the Projects or any Expansion Project.

            “Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, tribal, state or local, domestic, foreign or multinational, and any mediator, arbitrator or arbitral body.

            “Governmental Official” means (a) any officer or employee of any Governmental Authority, or anyone otherwise acting in an official capacity of a Governmental Authority (including any Person owned or controlled by a Governmental Authority), (b) any candidate for public or political office, (c) any royal or ruling family member, (d) any Representative of any public international organization, including but not limited to the United Nations or the World Bank Group or (e) any Representative of any of those Persons listed in clauses (a)-(d) above.

            “Hazardous Materials” means any hazardous substances, pollutants, contaminants, wastes or materials (including petroleum, crude oil, or any fraction thereof, petroleum wastes, radioactive material, hazardous wastes, toxic substances or asbestos or any materials containing asbestos) designated, regulated or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

            “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            “Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, (vi) any Derivative Contract or (vii) any guaranty of any such obligations described in clauses (i) through (vi) of any Person other than the Company or any of its Subsidiaries.

            “Indemnitee” has the meaning set forth in Section 5.08(a).

            “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

            “Intervening Event” means any event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that affects or would be reasonably likely to affect the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and that (a) was neither known to, nor reasonably foreseeable by, any member of the Company Board as of the date of this Agreement, (b) is not (i) a change or development in the national, foreign, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, fuel, water or steam or the transportation of any of the foregoing or (ii) a change in the rates that the Company or any of its Subsidiaries may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC and (c) does not relate to any Takeover Proposal; provided, however, that in no event shall any of the following events constitute an Intervening Event: (x) compliance with or performance under this Agreement or the Transactions or (y) changes in the price or trading volume of the Company Shares (except that the underlying causes giving rise to or contributing to any such change may be taken into account in determining whether an Intervening Event has occurred).

            “Intervening Event Notice Period” has the meaning set forth in Section 5.04(e) .

            “IRS” means the United States Internal Revenue Service.

            “Knowing, Intentional Breach” means a breach of this Agreement by a party to this Agreement that (a) knows of its actions, (b) knows that such actions breach this Agreement and (c) intends for such actions to breach this Agreement.

            “Knowledge” means, with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01-K of the Company’s Disclosure Schedule, after reasonable inquiry.

            “Laws” means any federal, tribal, state, local municipal, provincial, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, orders, injunctions, judgments, writs, decrees, governmental guidelines or interpretations having the force of law, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

            “Legal Action” means any claim, charge, complaint, action, suit, audit, proceeding, arbitration, mediation, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

            “Letter of Transmittal” has the meaning set forth in Section 2.02(a).

            “Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected or reserved for on a balance sheet under GAAP or in the footnotes thereto).

            “Liens” means, with respect to any property or asset, all pledges, liens, mortgages, claims, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, transfer restrictions and security interests of any kind or nature whatsoever (including, in the case of any Equity Security, any restriction on the right to vote, sell, transfer or otherwise dispose of that Equity Security).

            “Material Contracts” has the meaning set forth in Section 3.17(a).

            “Material Project Documents” has the meaning set forth in Section 3.17(a)(xiv).

            “Maximum Premium” has the meaning set forth in Section 5.08(b).

            “MBR Authority” has the meaning set forth in Section 3.22(g).

            “Merger” has the meaning set forth in Section 1.01.

            “Merger Consideration” has the meaning set forth in Section 2.01(b).

            “Merger Sub” has the meaning set forth in the Preamble.

            “Multiemployer Plan” has the meaning set forth in Section 3.11(c).

            “NYSE” means the New York Stock Exchange, LLC.

            “NYSE American” means the NYSE AMERICAN LLC.

            “OFAC” has the meaning set forth in Section 3.08(g)(ii).

            “Offer Price” means a price of $5.45 per Company Share.

            “Option Holder Acknowledgement” means an option holder acknowledgement, by and between the holder of any Options immediately prior to the Effective Time and the Company, substantially in the form attached hereto as Exhibit C.

            “Order” has the meaning set forth in Section 3.07.

            “Other Real Property” has the meaning set forth in Section 3.16.

            “Parent” has the meaning set forth in the Preamble.

            “Parent Parties” has the meaning set forth in Section 7.06(c).

            “Parent Termination Fee” means an amount equal to three percent (3%) of the Merger Consideration.

            “Paying Agent” has the meaning set forth in Section 2.02(a).

            “Payment Fund” has the meaning set forth in Section 2.02(a).

            “Pension Plan” has the meaning set forth in Section 3.11(c).

            “Permits” means any action, approval, consent, certification, waiver, exemption, variance, franchise, order, permit, authorization, registration, right or license of, with or from a Governmental Authority or other authority that is required under Law.

            “Permitted Encumbrances” means, with respect to any parcel of real property, (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, which are not violated by the current use and operation of such real property.

            “Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (g) exceptions and exclusions from coverage noted in the Title Policies; and (h) any outstanding Liens related to secured Indebtedness identified on Section 3.17 of the Company Disclosure Schedule.

            “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

            “PPAs” has the meaning set forth in Section 3.17(a)(vi).

            “Pre-Closing Period” has the meaning set forth in Section 5.01(a).

            “Project” means each of the USG Oregon Project, the Raft River Project and the USG Nevada Project (collectively, the “Projects”).

            “Project Company” means each of the USG Oregon Project Company, Raft River Project Company and USG Nevada Project Company, which operate the USG Oregon Project, Raft River Project and the USG Nevada Project, respectively, and, solely with respect to any additional development of the Raft River Project, USG Idaho.

            “PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

            “QF” means a “qualifying small power production facility” (as that term is defined under 16 U.S.C. § 796(17)(C) and the regulations of the FERC at 18 C.F.R. Part 292 thereunder).

            “Raft River Geothermal Lease” means each of the (a) Raft River Geothermal Lease and Agreement, dated as of June 28, 2003, among Janice Crank and the children of Paul Crank and USG Idaho, as amended by that Agreement for Ratification and Amendment of Geothermal Lease Agreement, dated August 18, 2005, among USG Idaho and Julie Crank, Judson Crank, Joshua Crank, Jarred Crank and Jason Crank and that Second Amendment to Geothermal Lease Agreement, dated August 11, 2006, as assigned by USG Idaho to the Raft River Project Company pursuant to that Assignment, Assumption and Indemnity Agreement, dated September 1, 2006, (b) Geothermal Lease and Agreement, dated April 3, 2015, between Ronda B. Doman and the Raft River Project Company, (c) Geothermal Lease and Agreement, dated as of January 25, 2006, between Philip Glover and USG Idaho, as assigned by USG Idaho to the Raft River Project Company pursuant to that Assignment, Assumption and Indemnity Agreement, dated September 1, 2006, (d) Geothermal Lease and Agreement, dated as of April 30, 2015, between Jensen Investments, Inc. and the Raft River Project Company, (e) Geothermal Lease and Agreement, dated as of March 1, 2004, between Jay Newbold and USG Idaho, as assigned by USG Idaho to the Raft River Project Company pursuant to that Assignment, Assumption and Indemnity Agreement, dated September 1, 2006, (f) Raft River Geothermal Lease and Agreement, dated as of October 19, 2006, between USG Idaho and the Raft River Project Company, (g) Geothermal Lease and Agreement, dated as of December 1, 2004, among Reid S. Stewart and Ruth O. Stewart and USG Idaho, as assigned by USG Idaho to the Raft River Project Company pursuant to that Assignment, Assumption and Indemnity Agreement, dated September 1, 2006, (h) Geothermal Lease and Agreement, dated as of April 7, 2015, by and between R. Michael Griffin and Cleo S. Griffin, husband and wife, Harlow R. Griffin and Pauline Griffin, husband and wife, Douglas Griffin and Margaret Griffen, husband and wife, J. Terry Griffin and Sue Griffin, husband and wife, Vincent Jorgenson and Phyllis Jorgensen, husband and wife, and Allice Mae Griffen Shorts, a widow, collectively as lessors and USG Geothermal, Inc., as lessee, and (i) Geothermal Lease and Agreement, dated May 7, 2014, by and between Jenson Investments, Inc., as lessor, and U.S. Geothermal, Inc., as lessee.

            “Raft River Project” means the 13 MW (net) geothermal electric generating facility located in Cassia County, Idaho utilizing a water cooled binary generating unit manufactured by Parent.

            “Raft River Project Company” means Raft River Energy I LLC, a Delaware limited liability company.

            “Raft River Site” means the real property on which the Raft River Project or the Raft River Geothermal Resource is located, the legal description of which is set forth in the Title Policy for the Raft River Site and all related easements, rights-of-way and other rights and interests.

            “Real Property Rights” has the meaning set forth in Section 3.15(c).

            “Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials.

            “Representatives” means, with respect to any Person, its officers, directors, employees, general partners, managers, members, consultants, agents, advisors, Affiliates and other representatives.

            “Requisite Company Vote” has the meaning set forth in Section 3.03(d).

             “Sarbanes-Oxley Act” has the meaning set forth in Section 3.05(a).

            “SEC” has the meaning set forth in Section 3.05(a).

            “Section 409A” has the meaning set forth in Section 5.16(b).

            “Securities Act” has the meaning set forth in Section 3.02(d).

            “Service Bonus” has the meaning set forth in Section 5.16(b).

            “Service Bonus Recipients” has the meaning set forth in Section 5.16(b).

            “Severance Provisions” has the meaning set forth in Section 5.16(a).

            “Sites” means, collectively, the USG Oregon Site, the Raft River Site and the USG Nevada Site.

            “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

            “Superior Proposal” means a bona fide written Takeover Proposal (replacing any reference to “20%” with “50%”) that the Company Board determines in good faith, after consultation with its outside legal and financial advisors, (a) that is reasonably likely to be consummated in accordance with its terms, taking into account factors that it considers relevant, but in any event includes legal, financial (including the availability of committed financing), regulatory, timing and other aspects (including certainty of closing) of such Takeover Proposal, the Person or group (as defined in Section 13(d) of the Exchange Act) making the proposal and any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d) and (b) that would result in a transaction that, if consummated, would be more favorable to the holders of the Company Shares than the Transactions from a financial perspective.

            “Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

            “Supplemental Rights” means (a) with respect to the Raft River Site, the easement granted pursuant to Easement from USG Idaho to Raft River Project Company, dated December 5, 2006, and recorded as Instrument No. 312473 with the Recorder of Cassia County, Idaho, Raft River Energy Geothermal Unit Agreement, by Raft River Project Company, dated December 1, 2015 (Corrected Memorandum of Geothermal Unit Agreement dated April 7, 2016, recorded on April 18, 2016 as #2016-00157), and (b) with respect to the USG Oregon Site, mineral rights granted pursuant to Quitclaim Deed from BRP LLC to USG Oregon Project Company, dated December 18, 2012, and recorded as Instrument No. 2013-4885 with the records of Malheur County, Oregon.

            “Surviving Corporation” has the meaning set forth in Section 1.01.

            “Tail Policy” has the meaning set forth in Section 5.08(b).

            “Takeover Proposal” means any bona fide inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions, involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any Equity Securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Fair Market Value of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of any Equity Securities of the Company; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the Fair Market Value of the Company’s consolidated assets or 20% or more of the net revenues or net income of the Company and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the Fair Market Value of the Company’s consolidated assets or 20% or more of the net revenues or net income of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing. For purposes of this definition, “Fair Market Value” means the value resulting from discounting the operating cash flows of the Company and its Subsidiaries using a discount rate of 7.0% per annum, and taking into account the following factors and assumptions:

(1)	Revenues, operations and maintenance costs and capital expenditures expected for the Company’s Projects and Expansion Projects.

(2)

Any operating cash flows projected for any period which occurs after the expiration of the power purchase agreement of an operating project will be based on the last year’s operating cash flows assuming 2% escalation until the end of the 50 year period.

            “Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            “Taxes” means all federal, state, local, foreign, and other income, alternative or add-on minimum, capital gain, net worth, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

            “Title Policy” means (a) Policy No. 472511487576MN-CTORM issued by Chicago Title Insurance Company on February 23, 2011 with respect to the USG Oregon Site, (b) Policy No. 03207148 issued by Commonwealth Land Title Insurance Company on December 6, 2006 with respect to the Raft River Site and (c) Policy No. M-9302-2631217 issued by Stewart Title Guaranty Company on September 26, 2013 with respect to the USG Nevada Site.

            “Transactions” has the meaning set forth in the Recitals.

            “Transition Employees” has the meaning set forth in Section 5.16(c)(ii).

            “Transition Service Period” has the meaning set forth in Section 5.16(c)(ii).

            “Transition Services” has the meaning set forth in Section 5.16(c)(ii).

            “Treasury Regulations” means the Treasury regulations promulgated under the Code.

            “USG Idaho” means U.S. Geothermal Inc., an Idaho corporation.

            “USG Nevada Deed of Trust” means the Deed of Trust with Assignment of Leases, Contracts and Rents, Security Agreement and Fixture Filing, dated September 26, 2013, duly executed by USG Nevada LLC in favor of Stewart Title Guaranty Company for the benefit of Deutsche Bank Trust Company Americas, recorded September 26, 2013.

            “USG Nevada Geothermal Lease” means each of (a) the Geothermal Lease dated as of October 14, 1987 between The Kosmos Company, as lessor, and Michael B. Stewart, as lessee, recorded October 16, 1987 in Book 2633, Page 282, as Document No. 1200497 of Official Records, as assigned to San Emidio Resources, Inc. by that certain Assignment of Lease dated May 26, 1992 and recorded as Document No. 1583278 of Official Records, as further assigned to Empire Farms, a Nevada Partnership, by that certain Assignment of Lease dated September 18, 1995 and recorded October 13, 1995 as Document No. 1933483 of Official Records, and as further assigned to Empire Energy, LLC, a Nevada limited liability company, by that certain Assignment and Assumption Agreement dated November 24, 1999, as evidenced by that certain Memorandum of Assignment recorded May 11, 2000 as Document No. 2446152 of Official Records, and as further assigned to Empire Geothermal Power, LLC by that certain Assignment of Geothermal Project Rights and Leasehold Estates dated August 31, 2003, and recorded on October 3, 2003 as Document No. 2934363 of Official Records, and as further assigned to the USG Nevada Project Company by that certain Assignment and Acceptance of Assignment of Kosmos Geothermal Lease dated April 2008 and recorded on April 30, 2008 as Document No. 3645581 of Official Records, as amended by that certain First Amendment to Geothermal Lease dated March 15, 2008 for reference purposes and that certain Second Amendment to Geothermal Lease dated as of May 5, 2007 for reference purposes, and (b) each of the following licenses, land leases and leases for geothermal resources and grants of rights-of-way issued by the United States Bureau of Land Management to the USG Nevada Project Company on land located in Washoe County, Nevada: BLM serial numbers NVN-42707, NVN-43284, NVN-47395, NVN-49240, NVN-57441, NVN-57909, NVN-63004, NVN-63006, NVN-63007, NVN-75557, NVN-47169, NVN-75555 and NVN-75558.

            “USG Nevada Project” means the approximately 8.6 MW (net) geothermal electric generation facility located on the USG Nevada Site utilizing a water cooled binary generating unit manufactured by TAS Energy Systems, Inc.

            “USG Nevada Project Company” means USG Nevada LLC, a Delaware limited liability company.

            “USG Nevada Site” means the real property on which the USG Nevada Project or the USG Nevada Geothermal Resource is located, the legal description of which is set forth in Exhibit A and Exhibit D to the USG Nevada Deed of Trust and all related easements, rights-of-way and other rights and interests.

            “USG Oregon Geothermal Lease” means each of the (a) Hot Springs Ranch Geothermal Lease and Agreement, dated as of January 24, 2007, between Cyprus Gold Exploration Corporation and the Company, as assigned by the Company to the USG Oregon Project Company pursuant to that Assignment, Assumption and Indemnity Agreement, dated February 16, 2010 (as evidenced by that certain Memorandum of Geothermal Lease Assignment, dated February 17, 2010, executed by the Company and the USG Oregon Project Company), such assignment being consented to by Cyprus Gold Exploration Corporation pursuant to that Consent to Assignment, dated January 29, 2010, (b) Hot Spring Ranch Geothermal Lease and Agreement, dated as of May 24, 2006, between JR Land and Livestock Inc. and the Company, as assigned to the USG Oregon Project Company pursuant to the Assignment, Assumption and Indemnity Agreement, dated February 16, 2010 (as evidenced by that certain Memorandum of Geothermal Lease Assignment, dated February 17, 2010, executed by the Company and the USG Oregon Project Company), such assignment being acknowledged by JR Land and Livestock Inc. pursuant to that Acknowledgement of Lease Assignment/Waiver of Notice, dated September 1, 2010, (c) Geothermal Lease and Agreement, dated as of November 1, 2009, among John and Kathy Jordan and USG Idaho, as assigned to the USG Oregon Project Company pursuant to Assignment, Assumption and Indemnity Agreement, dated February 16, 2010 (as evidenced by that certain Memorandum of Geothermal Lease Assignment, dated February 17, 2010, executed by USG Idaho and the USG Oregon Project Company), such assignment being acknowledged by John and Kathy Jordan pursuant to that Acknowledgement of Lease Assignment/Waiver of Notice, dated August 31, 2010 and (d) each of the following licenses, land leases and leases for geothermal resources and grants of rights-of-way issued by the United States Bureau of Land Management to the USG Oregon Project Company on land located in Malheur County, Oregon: BLM serial numbers OR-65701, OR-66877, OR-66192.

            “USG Oregon Project” means the approximately 22 MW (net) geothermal electric generating facility located in Malheur County, Oregon utilizing an air cooled binary generating unit manufactured by TAS Energy Systems, Inc.

            “USG Oregon Project Company” means USG Oregon LLC, a Delaware limited liability company.

            “USG Oregon Site” means the real property on which the USG Oregon Project or the USG Oregon Geothermal Resource is located, the legal description of which is set forth in the Title Policy for the USG Oregon Site and all related easements, rights-of-way and other rights and interests.

            “Voting Agreements” has the meaning set forth in the Recitals.

            “Water Rights” means all water and water rights (whether permitted, certificated, vested, or decreed, and whether or not appurtenant to the land), including applications to appropriate water filed with either the Oregon Water Resources Department, the Idaho Department of Water Resources, or the Nevada Division of Water Resources, ditch and ditch rights, wells, well permits, and well rights, stock or membership interests in any irrigation, canal, ditch, or water company, and all applications or rights to change the point of diversion, place of use, and manner of use with respect thereto, which are now held or are hereafter acquired by the Company or any Project Company, including those that are otherwise relating to, appurtenant to, or used in connection with, all or any part of the respective Site, Project or Development Project, or the use and enjoyment thereof, including, without limitation, the following water rights permits: those certain water rights leased by the Raft River Project Company from USG Idaho, under that certain Water Lease Agreement, dated November 2, 2006, between USG Idaho and Raft River Project Company; Nevada Department of Conservation and Natural Resources, Division of Water Resources Permit Numbers 66946, 68756, 69320, 79899, and 79900.

            Section 8.02        Interpretation; Construction.

            (a)        The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever this Agreement requires any Subsidiary of the Company or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Company and Parent to cause such Subsidiary of the Company or Merger Sub, respectively, to take such action. Any reference to “a specific date” or “a particular date” for purposes of determining whether any representation or warranty is true and correct or otherwise accurate or complete shall not include the date of this Agreement, the date hereof or similar phrases.

            (b)        This Agreement is the result of negotiations between, and has been reviewed by, the parties and their respective legal counsel. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

            Section 8.03        Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 7.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time.

            Section 8.04        Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (both substantive and procedural) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

            Section 8.05        Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, the Transactions or any matter related to or arising out of or in connection with this Agreement or the Transactions (including the negotiation of this Agreement) or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware, or, if and only if the Delaware Chancery Court shall not have or declines to accept jurisdiction over a particular matter, in any federal court located in the State of Delaware or other Delaware state court (the “Delaware Courts”). Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            Section 8.06        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

            Section 8.07        Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:

Ormat Technologies, Inc.
6225 Neil Road
Reno, NV 89511
Attention: Chief Financial Officer
Facsimile: (775) 356-9029

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Noam Ayali, Esq.
Norton Rose Fulbright US LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
E-mail: noam.ayali@nortonrosefulbright.com
Facsimile: (202) 974-6723

If to the Company, to:

Douglas J. Glaspey
U.S. Geothermal Inc.
390 E. Parkcenter Boulevard, Suite 250
Boise, ID 83706

E-mail: dglaspey@usgeothermal.com
Facsimile: (208) 424-1027

with a copy (which will not constitute notice to the Company) to:

Kimberley R. Anderson
Dorsey & Whitney LLP
701 5th Avenue Suite 6100
Seattle, WA 98104
E-mail: anderson.kimberley@dorsey.com
Facsimile: (206) 260-8917

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

            Section 8.08        Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements, understandings, representations and warranties, whether written or oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

            Section 8.09        No Third Party Beneficiaries. Except as provided in Section 5.08 hereof or Section 5.16 thereof (other than Section 5.16(f)) (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 8.10        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

            Section 8.11        Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

            Section 8.12        Remedies. Except as otherwise provided in this Agreement (including Section 7.05), any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity, and the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

            Section 8.13        Specific Performance. The parties hereto agree that money damages may not be an adequate remedy if any provision of this Agreement were not performed in accordance with the terms hereof or was otherwise breached or the Merger was not consummated. It is accordingly agreed that, prior to any valid termination of this Agreement, the parties shall be entitled to an injunction or injunctions or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the other respective parties’ obligations to consummate the Merger) in the Delaware Courts. Each party hereby agrees it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that such other parties have an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof shall not be required to post any bond or other security in connection therewith.

            Section 8.14        Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Any facsimile, portable document format (pdf) or other electronic copy hereof or signature hereon shall for all purposes be deemed originals.

[Signature Pages Follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

U.S. GEOTHERMAL INC.

By:	/s/ Douglas J. Glaspey
Name: Douglas J. Glaspey
Title: Interim Chief Executive Officer

ORMAT NEVADA INC.

By:	/s/ Isaac Angel
Name: Isaac Angel
Title: President and Chief Executive Officer

OGP HOLDING CORP.

By:	/s/ Doron Blachar
Name: Doron Blachar
Title: Treasurer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Voting Agreement

A-1

Voting Agreement

            This Voting Agreement (this “Agreement”), dated as of January 24, 2018, is by and between the undersigned stockholder (the “Stockholder”) of U.S. Geothermal Inc., a Delaware corporation (the “Company”), and Ormat Nevada Inc., a Delaware corporation (“Parent”).

Preliminary Statements

            A.        Stockholder owns the Equity Securities of the Company (the “Company Securities”) set forth on Schedule A (the “Original Shares”) and may acquire other Company Securities (“Additional Shares”) through the exercise, exchange or conversion of Original Shares, acquisition of new Company Securities or otherwise after the date hereof (the Original Shares and any Additional Shares are sometimes referred to herein individually or collectively as “Shares”).

            B.        The Company, Parent and OGP Holding Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are parties to an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the terms and conditions of the Merger Agreement.

            C.        Stockholder desires to have the Merger completed in accordance with the Merger Agreement.

            D.        To induce Parent and Merger Sub to complete the Merger, Stockholder is willing to enter into this Agreement.

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.        Definitions. For purposes of this Agreement, terms defined in the preamble, preliminary statements or other sections of this Agreement have the meanings set forth therein, capitalized terms used and not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement and the following terms have the meanings set forth below.

“Governing Instruments” means (a) the certificate of incorporation and bylaws of the Company and (b) in the case of any Company Securities that are options, any option agreement referred to on Schedule A and any Company Stock Plan applicable to those options.

“Transfer” means, with respect to any Shares, any transfer, sale, offer, exchange, assignment, grant of Lien, gift or other disposition of any kind, whether direct or indirect.

2.        Representations of Stockholder. Stockholder represents and warrants to Parent that:

            (a)        Stockholder (i) has received and read and is familiar with the Merger Agreement, and (ii) has obtained all other information considered necessary or appropriate to evaluate the merits and risks of the Merger and this Agreement.

            (b)        Stockholder owns, of record and beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), all of the Original Shares.

            (c)        Stockholder has good and marketable title to the Original Shares free and clear of all Liens, other than any Lien under the Governing Instruments.

            (d)        Stockholder has not Transferred any interest in, to or under the Original Shares. There are no Contracts of any kind relating to the Original Shares, including any voting trust or voting agreement, options, swaps or other derivative contracts, security interests or pledges, or other rights, agreements, arrangements, commitments or understandings, of any kind, whether or not legally binding, to which Stockholder is a party, relating to the Original Shares, except for the Governing Instruments. For the avoidance of doubt, the fact that the Original Shares are held in a margin account shall not be deemed a violation of Section 2(c) or this Section 2(d).

            (e)        Stockholder does not own, of record or beneficially, any Company Securities other than as set forth on Schedule A. Stockholder does not have any direct or indirect interest in, to or under any Company Securities (other than the Original Shares) under any Contract of any kind, including any voting trust or voting agreement, options, swaps or other derivative contracts, Liens, or other rights, agreements, arrangements, commitments or understandings, of any kind, whether or not legally binding, to which Stockholder is a party, except for the Governing Instruments.

            (f)        Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the giving of the proxies described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

            (g)        None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or constitute a Default under any provision of any Contract, or conflict with or violate any Law, in each case, applicable to Stockholder or to Stockholder’s property or assets.

            (h)        No Consent of, or Filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof.

            (i)        Unless this Agreement is accompanied by an executed spousal consent in the form of Exhibit A, no consent of Stockholder’s spouse is necessary under any “community property” or other Laws in order for Stockholder to enter into and perform its obligations under this Agreement.

3.        Agreement to Vote Shares; Irrevocable Proxy.

            (a)        Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if holders of Company Securities are requested to vote their shares through the execution of an action by written consent in lieu of any meeting of holders of Company Securities: (i) in favor of the Merger and the Merger Agreement at every meeting (or in connection with any action by written consent) of the holders of Company Securities at which such matters are considered and at every adjournment or postponement thereof; (ii) against (A) any Takeover Proposal of any Person other than Parent and its Affiliates, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to any of the Governing Instruments); provided, that each of Stockholder’s voting obligations set forth in this Section 3(a) and Stockholder’s appointment of Parent as its proxy and attorney-in-fact pursuant to Section 3(b) will be suspended for so long as the Company’s board of directors is not recommending that stockholders of the Company vote in favor of the Merger. For the avoidance of doubt, each of Stockholder’s voting obligations set forth in this Section 3(a) and Stockholder’s appointment of Parent as its proxy and attorney-in-fact pursuant to Section 3(b) will be in full force at any time that the Company’s board of directors is recommending that stockholders of the Company vote in favor of the Merger.

            (b)        Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.        No Voting Trusts or Other Arrangement.

            Stockholder agrees that Stockholder will not, and will not permit any Person under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than in accordance with this Agreement.

5.        Transfer and Encumbrance.

            (a)        Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, Transfer any of the Shares or enter into any Contract, option or other agreement with respect to, or consent to a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void.

            (b)        This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to (i) any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder or (ii) an Affiliate of Stockholder that is controlled solely by Stockholder; provided, that a Transfer referred to in this Section 5(b) shall be permitted only if, as a condition to such Transfer, the transferee agrees in writing, in form and substance reasonably satisfactory to Parent, to be bound by all of the terms of this Agreement.

6.        Additional Shares.

            Stockholder agrees that all Company Securities that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.        Waiver of Appraisal and Dissenters’ Rights.

            Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

8.        Letter of Transmittal.

            Stockholder agrees to tender a Letter of Transmittal, appropriately completed and duly executed by or on behalf of Stockholder in accordance with the terms of the Merger Agreement and the applicable Letter of Transmittal, as a condition to receipt of any portion of the Merger Consideration in respect of any Shares owned by Stockholder. Stockholder expressly waives any right it may have to assert that it is entitled to receive Merger Consideration without tendering a Letter of Transmittal in accordance with the Merger Agreement and the Letter of Transmittal.

9.        Termination.

            This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms and (c) the making of any change by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration.

10.      No Agreement as Director or Officer.

            Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or holders of Company Securities.

11.      Specific Performance.

            Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law or damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

12.      Entire Agreement.

            This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, any Letter of Transmittal or other document referred to in the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.      Notices.

            All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (solely if receipt is confirmed), addressed as follows:

             (a) If to Parent, to:

Ormat Nevada Inc.
c/o Ormat Technologies, Inc.
6225 Neil Road
Reno, Nevada 89511

Attention: Chief Financial Officer
Email: dblachar@ormat.com

with copies to:

Norton Rose Fulbright US LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention: Noam Ayali
Email: noam.ayali@nortonrosefulbright.com

             (b) If to Stockholder, to the address or email set forth for Stockholder on Schedule A.

14.      Miscellaneous.

            (a)        This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware (both substantive and procedural), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.

            (b)        Each of the parties hereto irrevocably and unconditionally agrees that any claim, proceeding or cause of action with respect to this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder, or any matter related to or arising out of or in connection with this Agreement (including the negotiation of this Agreement) or any Letter of Transmittal, or for recognition and enforcement of any judgment in respect of this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such claim, proceeding or cause of action in the manner provided in Section 13 or in such other manner as may be permitted by applicable Laws will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such claim, proceeding or cause of action for himself, herself or itself and in respect of his, her or its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any Letter of Transmittal in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or any Letter of Transmittal and the rights and obligations arising hereunder or thereunder: (i) any claim that he, she or it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(b); (ii) any claim that he, she, it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by applicable Laws, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, any Letter of Transmittal or the subject matter hereof or thereof, may not be enforced in or by such courts.

            (c)        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

            (d)        If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

            (e)        This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Any facsimile, portable document format (pdf) or other electronic copy hereof or signature hereon shall for all purposes be deemed originals.

            (f)        Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

            (g)        All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            (h)        The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

            (i)        Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties to this Agreement, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

[Signature Page Follows]

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ORMAT NEVADA INC.

By:__________________________
Name: Doron Blachar
Title: Treasurer

_____________________________

Name: _______________________

[Signature Page to Voting Agreement]

Schedule A

Name of Stockholder
Address of Stockholder
Email Address of Stockholder
Shares of Common Stock held by Stockholder, of record or beneficially
Options held by Stockholder under option agreements
Options held by Stockholder other than under option agreements
Other Company Securities held by Stockholder, of record or beneficially

Exhibit A

Spousal Consent

            The undersigned spouse of the Stockholder (i) is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and their binding effect upon any marital or community property interests he/she may now or hereafter own, (ii) has had the opportunity to consult with counsel regarding this Spousal Consent and this Agreement and (iii) agrees that the termination of his/her and the Stockholder’s marital relationship for any reason shall not effect this Spousal Consent and this Agreement and that his/her awareness, understanding, consent and agreement are evidenced by his/her signature below.

Spouse’s Name:

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

B-1

CERTIFICATE OF INCORPORATION

 OF

OGP HOLDING CORP.

ARTICLE I

Name

            The name of the Corporation is OGP Holding Corp. (the "Corporation").

ARTICLE II

Registered Office

            The address of the Corporation's registered office in the State of Delaware is 800 N. State Street, Suite 402, Dover, Delaware 19901 in Kent County. The name of the Corporation's registered agent at such address is TRAC - The Registered Agent Company.

ARTICLE III

Purpose

            The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capital Stock

            The total number of shares of stock that the Corporation shall have authority to issue is One Hundred (100), and the par value of each of such shares is One Cent ($0.01) .

ARTICLE V

Incorporator

            The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Ross Shepard	Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019

ARTICLE VI

Amendment of By-Laws

            The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation without any action on the part of the stockholders.

ARTICLE VII

Meetings of Stockholders

            Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated or provided, as determined by the Board of Directors. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

Indemnification

            A. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such Proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section B of this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Article VIII shall be a contract right and, subject to Sections B and E of this Article VIII, shall include the right to payment by the Corporation of the expenses incurred in defending any such Proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agent of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

2

            B. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section A of this Article VIII or advancement of expenses under Section E of this Article VIII shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VIII is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standards of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standards of conduct.

            C. Non-exclusivity of Article VIII. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

            D. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VIII.

            E. Expenses. Expenses incurred by any person described in Section A of this Article VIII in defending a Proceeding shall be paid by the Corporation in advance of such Proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

3

            F. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article VIII and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

ARTICLE IX

Limitations on Directors' Liability

            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware or other Delaware law is amended or enacted after the date of filing of this Certificate of Incorporation to further limit or eliminate the personal liability of directors, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Reorganization

            Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

4

ARTICLE XI

Amendment of Certificate of Incorporation

            The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

5

            THE UNDERSIGNED, being the sole incorporator above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument this 22nd day of January, 2018.

/s/ Ross Shepard
Ross Shepard
Sole Incorporator

EXHIBIT C

Form of Option Holder Acknowledgement

C-1

Option Holder Acknowledgement

U.S. Geothermal Inc.
390 E. Parkcenter Boulevard, Suite 250
Boise, ID 83706

Re:        Cancellation and Termination of Options

Ladies and Gentlemen:

This is to confirm that:

1.

I am the holder of the options to purchase the number of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of U.S. Geothermal Inc., a Delaware corporation (the “Company”) at the exercise prices listed on Schedule 1 (the “Options”).

2.

I elect to have all of my options cancelled and terminated in exchange for the right to receive a cash payment equal to the excess of (x) $5.45 per share of Common Stock subject to the Options over (y) the exercise price per share of Common Stock subject to the Options (“Designated Consideration”), less any taxes required to be withheld as set forth below, in each case as provided in the Agreement and Plan of Merger, dated as of January 24, 2018 (the “Merger Agreement”), by and among the Company, Ormat Nevada Inc., a Delaware corporation (“Buyer”) and OGP Holding Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent.

3.	I represent and understand that:

a.	I am the owner of the Options, free and clear of all liens, claims and encumbrances;

b.	I have not exercised, sold, assigned, given away or otherwise transferred, in any way, any right, title or interest in, to or under the Options or the option agreements related thereto;

c.	I have the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by me under this Agreement;

d.	This Agreement is my binding obligation, enforceable against me in accordance with its terms; and

e.

I have received and had an opportunity to review the proxy statement dated [•], 2018 which the Company sent to its stockholders and option holders in connection with the transactions contemplated by the Merger Agreement (the “Company Proxy Statement”) and such other information as I have considered relevant for purposes of entering into this Agreement.

4.

I understand that as a result of the cancellation and termination of the Options and my receipt of the Designated Consideration, I may incur a tax liability which I must pay. I further understand and agree that the Company will withhold all applicable federal, state and local income and employment taxes required to be withheld from the Designated Consideration before paying the balance to me.

5.

Effective upon cancellation and termination of the Options and the payment to me of the Designated Consideration, less any taxes required to be withheld, I hereby irrevocably release, waive and relinquish any and all rights, claims and benefits which I may have with respect to the Options and with respect to shares of Common Stock that would have been issuable upon exercise of the Options (including, without limitation, any rights I may have under the Company’s 2009 Stock Incentive Plan (the “Plan”), any Option award letter or grant instrument or any other plans, contracts, agreements or understandings related thereto), except for the right to receive the Designated Consideration.

6.	This Agreement will remain in full force and effect notwithstanding my death or incapacity and will be binding upon my heirs, executors, administrators, successors and assigns.

7.

This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware (both substantive and procedural) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

8.

I hereby irrevocably and unconditionally agree that any claim, action, suit or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or any matter related to or arising out of or in connection with this Agreement shall be brought and determined exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware, or, if and only if the Delaware Chancery Court shall not have or declines to accept jurisdiction over a particular matter, in any federal court located in the State of Delaware or other Delaware state court. I further agree that the mailing of any process, summons, notice or document in connection with any such claim, action, suit or proceeding hand delivered or sent by U.S. registered mail to my address below will be valid and sufficient service thereof. I irrevocably and unconditionally submit with regard to any such claim, action, suit or proceeding for myself and in respect of my property, generally and unconditionally, to the jurisdiction of the aforesaid courts and agree that I will not bring any action relating to this Agreement in any court or tribunal other than the aforesaid courts. I irrevocably and unconditionally waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that I am not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance herewith, (b) any claim that I or my property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

2

9.	I HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT I MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page Follows]

3

Sincerely,

Signature _____________________________________	Date ____________, 2018

Print Name _____________________________________

Address _____________________________________

_____________________________________

Social Security # _____________________________________

Spousal Consent

The undersigned spouse of the Option holder (i) is fully aware of, understands and fully consents and agrees to the provisions of this Option Holder Acknowledgement and their binding effect upon any marital or community property interests he/she may now or hereafter own, (ii) has had the opportunity to consult with counsel regarding this Spousal Consent and this Option Holder Acknowledgement and (iii) agrees that the termination of his/her and the Option holder’s marital relationship for any reason shall not effect this Spousal Consent and this Option Holder Acknowledgement and that his/her awareness, understanding, consent and agreement are evidenced by his/her signature below.

Spouse’s Name:

[Signature Page to Option Holder Acknowledgement]

SCHEDULE 1

	Number of Shares of	Exercise Price Per
Option Issue	Common Stock	Share of Common	Aggregate Exercise
Date	Subject to Option	Stock	Price of Option